SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 11-K

                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




[X] Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No fee required)

     For the fiscal years ended December 31, 2001 and 2000


                                       OR


[ ] Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (No fee required)

     For the transition period from __________ to ____________


                         Commission file number 33-59853


      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                  NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

      B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                          NORTHROP GRUMMAN CORPORATION
                             1840 Century Park East
                          Los Angeles, California 90067

                                   SIGNATURES




         Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                        NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN




Dated:  June 28, 2002   /s/ Gary W. McKenzie
                        _____________________________________
                        By   Gary W. McKenzie
                             Vice President-Tax

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Plan Benefits as of
     December 31, 2001 and 2000                                              2

   Statement of Changes in Net Assets Available for Plan Benefits
     for the Year Ended December 31, 2001                                    3

   Notes to Financial Statements                                            4-10

SUPPLEMENTAL SCHEDULE -

   Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
     as of December 31, 2001                                               11-51

INDEPENDENT AUDITORS' REPORT


To the Administrative Committee of the
  Northrop Grumman Savings and Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Northrop Grumman Savings and Investment Plan (the "Plan") as of December 31, 2001 and 2000, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the net assets available for plan benefits as of December 31, 2001 and 2000, and the changes in net assets available for plan benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) at December 31, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



/s/ Deloitte & Touche LLP
-------------------------

Los Angeles, California
June 24, 2002

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS AS OF
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


                                                   2001               2000

ASSETS:
  Investments (Notes B, C, D, and E)         $4,756,707,724     $3,988,957,330
  Receivables:
    Participant contributions                     1,898,133          3,639,865
    Employer contribution                           578,646          1,370,709
    Due from broker for securities sold           4,957,594         26,052,697
    Dividends and interest receivable             5,425,939          4,894,710
                                             --------------     --------------

           Total assets                       4,769,568,036      4,024,915,311
                                             --------------     --------------

LIABILITIES:
  Accrued expenses                                2,456,199          3,282,800
  Due to broker for securities purchased        112,697,349         59,459,797
                                             --------------     --------------

           Total liabilities                    115,153,548         62,742,597
                                             --------------     --------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS       $4,654,414,488     $3,962,172,714
                                             ==============     ==============



See notes to financial statements.

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS FOR THE
YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------

INVESTMENT LOSS:
  Net depreciation in fair value of investments (Notes B and C)                  $ (204,598,087)
  Plan interest in Northrop Grumman Stable Value Master Trust investment income
    (Notes B, C, D, and E)                                                           80,586,240
  Interest                                                                           22,905,219
  Dividends                                                                          31,203,275
                                                                                 --------------

           Total investment loss                                                    (69,903,353)

  Less investment expenses                                                            5,074,150
                                                                                 --------------

           Net investment loss                                                      (74,977,503)
                                                                                 --------------

CONTRIBUTIONS:
  Participant                                                                       181,509,637
  Employer                                                                           63,941,792
                                                                                 --------------

           Total contributions                                                      245,451,429
                                                                                 --------------

           Total additions                                                          170,473,926
                                                                                 --------------

DEDUCTIONS:
  Benefits paid to participants                                                     380,526,477
  Administrative expenses                                                             9,106,501
                                                                                 --------------

           Total deductions                                                         389,632,978
                                                                                 --------------

TRANSFER FROM OTHER PLANS (Note A)                                                  911,400,826
                                                                                 --------------

NET INCREASE                                                                        692,241,774

NET ASSETS AVAILABLE FOR PLAN BENEFITS:
  Beginning of year                                                               3,962,172,714
                                                                                 --------------

  End of year                                                                    $4,654,414,488
                                                                                 ==============

See notes to financial statements.

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN


NOTES TO FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

A.    DESCRIPTION OF THE PLAN

      The following description of the Northrop Grumman Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

      General - The Plan is a qualified profit-sharing and employee stock ownership plan sponsored by Northrop Grumman Corporation (the "Company"). It was established February 1, 1962 and restated effective January 1, 1998. It covers all hourly and salaried employees who are at least 18 years old, are citizens or residents of the United States of America, and are not covered under another plan. It is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      On February 23, 2001, the Northrop Grumman Naval Systems Division - Cleveland Facility Salaried Employees 401(k) Savings Plan and Northrop Grumman Naval Systems Division - Cleveland Facility Hourly Employees 401(k) Savings Plan (collectively, the "Naval Plans") were merged with the Plan, and the Naval Plans' participants became eligible for participation in the Plan.

      On April 12, 2001, the Northrop Grumman Electronic Sensors & Systems Sector Savings and Investment Plan (the "ESSS Plan") was merged with the Plan, and the ESSS Plan participants became eligible for participation in the Plan.

      On June 16, 2001, the participants in the Data Procurement Corporation, Inc. 401(k) Retirement Plan (the "DPC Plan") became eligible for participation in the Plan and the DPC Plan was merged with the Plan on August 17, 2001.

      On June 22, 2001, the Employees' Profit Sharing Plan of Logicon Geodynamics, Inc. (the "Geodynamics Plan") was merged with the Plan, and the Geodynamics Plan participants became eligible for participation in the Plan.

      On September 27, 2001, the Northrop Grumman Xetron Corporation Money Purchase Pension Plan and the Northrop Grumman Xetron Retirement Income/Savings Plan (the "Xetron Plans") were merged with the Plan, and the Xetron Plans' participants became eligible for participation in the Plan.

      On September 27, 2001, the Northrop Grumman Norden Systems Employee Savings Plan (the "Norden Plan") was merged with the Plan, and the Norden Plan's participation became eligible for participation in the Plan.

      Contributions - Plan participants may contribute between 1 and 18 percent of eligible compensation in increments of 1 percent, on a tax-deferred (before-tax) basis, an after tax-basis, or a combination thereof. An active participant may change the percentage of his or her contributions. Contributions are subject to certain limitations.

      The Company's matching contributions are as follows:

        Employee Contribution                           Company Match

        First 2 percent of eligible compensation            100 %
        Next 2 percent of eligible compensation              50 %
        Next 4 percent of eligible compensation              25 %
        Contribution over 8 percent                           0 %

      Participant Accounts - A separate account is maintained for each participant. Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution, (b) Plan earnings, and (c) administrative expenses. Allocations are based on participant earnings on account balances, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

      Vesting - Plan participants are fully vested (100 percent) at all times in the balance of their accounts (both employee and employer contributions), none of which may be forfeited for any reason.

      Investment Options - Upon enrollment in the Plan, each participant may direct that his or her employee contributions and Company matching contributions, in 1 percent increments, be invested in any of the following twelve investment funds.

         U.S. Equity Fund - The U.S. Equity Fund consists predominantly of holdings in large and medium sized U.S. company stocks. The fund's objectives are capital appreciation over the long term, along with current income (dividends). The fund's stock investments are selected by independent professional investment managers appointed by the Plan's Investment Committee.

         U.S. Fixed Income Fund - The Fixed Income Fund consists of holdings in marketable, fixed-income securities rated within the three highest investment grades (i.e., A or better) assigned by Moody's Investor Services or Standard & Poor's Corporation, U.S. Treasury or federal agency obligations, or cash-equivalent instruments. The fund is broadly diversified and maintains an average maturity of 10 years. The securities are selected by independent professional investment managers appointed by the Plan's Investment Committee.

         Northrop Grumman Stable Value Master Trust - The Northrop Grumman Stable Value Master Trust (the "Master Trust"; see Note D) is diversified among U.S. government securities and obligations of government agencies, bonds, short-term investments, cash, and investment contracts issued by insurance companies and banks. The Master Trust is managed by an independent professional investment manager appointed by the Plan's Investment Committee.

         Northrop Grumman Fund - The Northrop Grumman Fund invests exclusively in Northrop Grumman Corporation common stock.

         Balanced Fund - The Balanced Fund is a fully diversified portfolio consisting of fixed portions of five of the savings plan funds (Stable Value Fund, U.S. Equity Fund, Fixed Income Fund, International Equity Fund, and Small Cap Fund). The fund seeks to exceed the return of the bond market and approach the return of the stock market, but with less risk than an investment only in stocks.

         International Equity Fund - The International Equity Fund consists of stocks of a diversified group of companies in developed countries outside the United States. The fund's objectives are capital appreciation over the long term, along with current income (dividends).

         Small Cap Fund - The Small Cap Fund consists of stocks of a diversified group of small-capitalization U.S. companies. The stocks purchased by the fund typically have a market capitalization similar to companies in the Russell 2001 Index, which are companies with an average market capitalization of $500 million. The fund's objective is capital appreciation over the long term, rather than current income (dividends).

         Equity Index Fund - The Equity Index Fund consists of a diversified portfolio of stocks, as defined by an established market index. These stocks are selected by independent professional investment managers appointed by the Plan's Investment Committee. This fund is designed to provide results that closely match those of the Standard & Poor's 500 Stock Index.

         High Yield Bond Fund - The High Yield Bond Fund consists of below-investment-grade securities (i.e., BBB or lower) assigned by Moody's Investor Services or Standard & Poor's Corporation. The fund seeks to exceed the return of the high-quality (investment grade) bond market.

         International Bond Fund - The International Bond Fund consists of non-U.S. dollar denominated debt instruments rated within the three highest investment grades (i.e., A or better) by Moody's Investor Services or Standard & Poor's Corporation. The fund's objective is to provide a higher level of income and capital appreciation than the domestic fixed income market.

         Emerging Market Fund - The Emerging Market Fund consists of a diversified portfolio of stocks issued by companies based in developing countries. The fund's objective is capital appreciation over the long term.

         Schwab Personal Choice Retirement Account - The Schwab Personal Choice Retirement Account consists of mutual funds from over 300 mutual fund companies.

      Participants may change their investment options daily.

      Contributions deposited into each investment fund buy a number of units in each fund. The value of each participant's account within each fund depends on two factors: (1) the number of units purchased to date, and (2) the current value of each unit. Unit values are updated daily prior to any Plan transactions, including contributions, withdrawals, distributions, and transfers.

      Participant Notes Receivable - Participants may borrow from their fund accounts a minimum of $1,000, up to a maximum equal to the lesser of $50,000, reduced by the highest outstanding loan balance over the past 12 months, or 50 percent of their account balance (not including Company contributions). A participant may not have more than two outstanding loans at any given time. Loans will be prorated across all investment funds and are secured by the balance in the participant's account. The interest rate is fixed on the first business day of each month at the prime rate of the Plan's trustee plus 1 percent. Repayments are made from payroll deductions (for active employees) or personal check (for former employees or employees on a leave of absence). The maximum loan period is five years, or ten years for a loan used to acquire a dwelling that is to be the principal residence of the participant. Loans may be prepaid in full; partial prepayments are not permitted.

      Payment of Benefits - On termination of service due to death, disability, or retirement, a participant may receive a lump-sum payment of his or her account balance. A participant may also delay his or her lump-sum payment until the age of 70 1/2, if the account balance exceeds $5,000.

      Distribution from the Northrop Grumman Fund will be paid in cash, stock, or a combination of both, depending on the participant's election.

      Withdrawals - A participant may withdraw all or a portion of his or her after-tax contributions (plus earnings) at any time. In addition, a participant may withdraw all or a portion of his or her Company matching contribution (plus earnings) at any time. A participant may withdraw all or a portion of his or her before-tax contributions for any reason after reaching age 59 1/2, or prior to reaching age 59 1/2 in the case of hardship (as described in the Plan document).

B.    SUMMARY OF ACCOUNTING POLICIES

      Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

      Risk and Uncertainties - The Plan invests in various securities including U.S. Government securities, corporate debt instruments, and corporate stocks. Investment securities, in general, are normally exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the ongoing level of risk associated with investment securities, changes in the values of investment securities may occur in the near term which could materially affect the amounts reported in the statements of net assets available for plan benefits.

      Investment Valuation and Income Recognition - In the accompanying statement of net assets available for plan benefits as of December 31, 2001, the Plan's investments are stated at fair value, except for the investments in insurance and investment contracts included in the Master Trust, which are stated at contract value (see Note E). Quoted market prices are used to determine the fair value of the investments. Notes receivable from participants are valued at cost, which approximates fair value.

      Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

      Broker commissions, transfer taxes, and other charges and expenses incurred in connection with the purchase, sale, or other disposition of securities or other investments held by the Master Trust are added to the cost of such securities or other investments, or are deducted from the proceeds of the sale or other disposition thereof, as appropriate. Taxes (if any) on the assets of the funds, or on any gain resulting from the sale or other disposition of such assets, or on the earnings of the funds, are apportioned in such a manner as the trustee deems equitable among the participants and former participants (if any) whose interests in the Plan are affected, and the share of such taxes apportioned to each such person is charged against his or her account in the Plan.

      Expenses - Administrative expenses of the Plan are paid by either the Plan or the Plan's sponsor as provided in the Plan document.

      Payment of Benefits - Benefits are recorded when paid.

C.    INVESTMENTS

      The following presents investments that represent 5 percent or more of the Plan's net assets, as of December 31:

                                                                         2001               2000
         Northrop Grumman Corporation common stock, 4,032,315     $  406,497,675     $ 338,548,534
           and 4,078,898 shares, respectively

         Plan Interest in the Northrop Grumman                     1,302,113,223       873,708,082
           Stable Value Master Trust

         Charles Schwab Personal Choice Retirement Account           520,888,338       291,083,607

      During 2001, the Plan's investments, including gains and losses on investments bought and sold, as well as held during the year, appreciated (depreciated) in value as follows:

         Common stock                                                                $  70,627,771
         Debt obligations                                                                1,723,765
         Mutual funds                                                                 (276,949,623)
                                                                                      -------------
         Net depreciation in fair value of investments                                (204,598,087)
         Plan interest in Northrop Grumman Stable Value
          Master Trust investment income                                                80,586,240
                                                                                      -------------
                                                                                      $(124,011,847)
                                                                                      =============

D.    INTEREST IN NORTHROP GRUMMAN STABLE VALUE MASTER TRUST

      A portion of the Plan's investments is in the Master Trust, which was established for the investment of the assets of the Plan and two other Northrop Grumman Corporation sponsored savings plans. Each participating savings plan has an undivided interest in the Master Trust. The assets of the Master Trust are held by Primco Capital Management. At December 31, 2001 and 2000, the Plan's interests in the net assets of the Master Trust were approximately 95 percent and 68 percent, respectively. Investment income and administrative expenses relating to the Master Trust are allocated among the participating plans based upon average monthly balances invested by each plan.

      Investments held in the Master Trust were as follows as of December 31:

                                                                    2001               2000
         Guaranteed and Synthetic Investment Contracts
           (at contract value)                                $1,330,767,000     $1,275,250,000
         Northrop Retirement Savings Temporary Investment
           Fund                                                   44,101,000         14,627,000
                                                              --------------     --------------
         Total                                                $1,374,868,000     $1,289,877,000
                                                              ==============     ==============

      Investment income of the Master Trust totaled $84,965,000 for the year ended December 31, 2001.

E.    INVESTMENT CONTRACTS WITH INSURANCE COMPANIES

      All investment contracts held by the Master Trust are considered to be fully benefit responsive and therefore are recorded at contract value. Contract value represents contributions made under the contract, plus interest at the contract rate, less withdrawals and administrative expenses.

      The Master Trust holds wrapper contracts in order to manage the market risk and return of certain securities held by the Master Trust. The wrapper contracts generally modify the investment characteristics of certain underlying securities similar to those of guaranteed investment contracts. Each wrapper contract and its related underlying assets is referred to as a Synthetic Investment Contract ("SIC") and is recorded at contract value. The SICs held by the Master Trust had a contract value totaling $1,286,790,000 and $1,264,054,000 at December 31, 2001 and 2000,
      respectively. The fair value of the underlying assets related to the wrapper contracts totaled $1,334,137,000 and $1,292,226,000 as of December 31, 2001 and 2000, respectively.

      The fair value of the non-synthetic guaranteed investment contracts totaled $45,671,000 and $10,987,000 at December 31, 2001 and 2000,
      respectively.

      The following information is disclosed for the investment contracts within the Master Trust as of December 31:

                                                                               2001         2000
         Average yield of assets on December 31                                6.30 %       6.64 %
         Average crediting interest rate of assets at December 31              6.30 %       6.64 %
         Average duration                                                  3.32 years   3.20 years

F.    TRANSACTIONS WITH PARTIES-IN-INTEREST

      Certain Plan investments represent short-term investments managed by State Street. State Street is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for the investment management services amounted to $936,324 for the year ended December 31, 2001. In Plan management's opinion, fees paid during the year for services rendered by parties-in-interest were based upon customary and reasonable rates for such services.

G.    PLAN TERMINATION

      Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan's termination, the interests of all participants in their accounts are 100 percent vested and nonforfeitable.

H.    FEDERAL INCOME TAX STATUS

      The Internal Revenue Service has determined and informed the Company by letter dated April 25, 2000 that the Plan, as amended, and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the "IRC"). The plan administrator and the Plan's counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC.

I.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

      The following is a reconciliation of net assets available for Plan benefits per the financial statements to the Form 5500 as of December 31, 2001:

         Net assets available for Plan benefits per the financial statements           $4,654,414,488
         Less:  Amounts allocated to withdrawing Participants                              (3,379,572)
                                                                                       --------------
         Net assets available for Plan benefits per the Form 5500                      $4,651,034,916
                                                             ====                      ==============

      The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 for the year ended December 31, 2001:

         Benefits paid to participants per the financial statements                    $  380,526,477
         Add:  Amounts allocated to withdrawing participants at December 31, 2001           3,379,572
         Less:  Amounts allocated to withdrawing participants at December 31, 2000                -
                                                                                       --------------
         Benefits paid to participants per the Form 5500                               $  383,906,049
                                                                                       ==============

      Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
    *      NORTHROP GRUMMAN CORP                              Participation in the Northrop Grumman Stable        $1,302,113,223
                                                                 Stable Value Fund
           Charles Schwab                                     Personal Choice Retirement Account                     520,888,338
    *      NORTHROP GRUMMAN CORP                              Common Stock                                           406,497,675
           Barclays Global Invs Fds Inc                       S&P 500 Stock Fund                                      89,025,481
           S&P 500 Flagship Series A                          Flagship S&P 500 Index Fund                             82,602,514
    *      NORTHROP GRUMMAN CORP                              Participant Loans (Prime + 1%)                          69,195,556
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                              72,904,271
           SSGA CME9                                          Bond Market Index Fund Series A                         50,205,097
           Capital Guardian Tr Co.                            Small Cap Daily Fund                                    49,703,703
           Dresdner Rcm MIDCAP FD                             MIDCAP FD CL 1                                          32,239,942
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                              27,929,909
           CAPITAL GUARDIAN NON US                            Developed Market Equity                                 26,111,992
           PIC SMALL CAP INV FUND DEBT                        Common Stock                                            25,460,731
           FNMA    TBA JAN 30 SINGLE FAM                      6%   01 Dec 2099                                        24,523,475
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                              24,005,383
           FNMA    TBA JAN 30 SINGLE FAM                      6.5%   01 Dec 2099                                      23,260,000
           SIT MUT FDS INC                                    Intl Growth Fund                                        23,027,467
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                              18,404,487
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                              17,923,790
           FOREIGN DISCOVER                                   ROWE T PRICE TRUST FUND                                 17,915,038
           PIMCO FDS                                          HIGH YIELD FD INSTL CL                                  17,315,769
           CITIGROUP INC                                      Common Stock                                            17,264,160
           EXXON MOBIL CORP                                   Common Stock                                            17,052,270
           SCHRODER INTL EQUITY FUND                          Common Stock                                            14,107,288
           FNMA    TBA JAN 30 SINGLE FAM                      7%   01 Dec 2099                                        13,742,938
           UNITED STATES TREAS BDS                            12%   15 Aug 2013                                       13,400,512
           PFIZER INC                                         Common Stock                                            12,353,500
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                              12,309,008
           USA ED INC                                         Common Stock                                            11,317,494
           AMERICAN INTL GROUP INC                            Common Stock                                            10,719,000
           MICROSOFT CORP                                     Common Stock                                             9,937,500
           TYCO INTL LTD NEW                                  Common Stock                                             9,718,500
           PFIZER INC                                         Common Stock                                             9,707,460
           GENERAL ELEC CO                                    Common Stock                                             9,619,200
           VERIZON Common StockMUNICATIONS                    Common Stock                                             9,145,542

                                                                          - 11 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                          $    8,848,511
           FNMA    TBA JAN 30 SINGLE FAM                      6.5%   01 Dec 2099                                       8,584,000
           GENERAL ELEC CO                                    Common Stock                                             8,308,584
           CITIGROUP INC                                      Common Stock                                             8,219,810
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                               8,181,080
           CAPITAL GUARDIAN                                   Emerging Market Equity                                   8,103,170
           UNITED STATES TRES BD STRP PRN                     0%   15 Nov 2004                                         8,067,760
           MICROSOFT CORP                                     Common Stock                                             7,711,500
           AMERICAN INTL GROUP INC                            Common Stock                                             7,657,098
           FNMA    TBA JAN 30 SINGLE FAM                      7.5%   01 Dec 2099                                       7,635,912
           FEDERAL NATL MTG ASSN                              Common Stock                                             7,552,500
           UNITED STATES TREAS NTS                            4.25%   15 Nov 2003                                      7,378,352
           FHLMC   TBA JAN 15 GOLD SINGLE                     6%   01 Dec 2099                                         7,028,420
           CHEVRONTEXACO CORP                                 Common Stock                                             6,953,736
           APPLIED MATERIALS INC                              Common Stock                                             6,917,250
           ANHEUSER BUSCH COS INC                             Common Stock                                             6,781,500
           KOHLS CORP                                         Common Stock                                             6,705,888
           WASHINGTON MUT INC                                 Common Stock                                             6,665,895
           MEDTRONIC INC                                      Common Stock                                             6,606,090
           PHILIP MORRIS COS INC                              Common Stock                                             6,542,795
           HOME DEPOT INC                                     Common Stock                                             6,536,932
           JOHNSON + JOHNSON                                  Common Stock                                             6,501,000
           INTERNATIONAL BUSINESS MACHS                       Common Stock                                             6,495,552
           PFIZER INC                                         Common Stock                                             6,487,580
           GENERAL ELEC CO                                    Common Stock                                             6,448,872
           LOWES COS INC                                      USD0.50                                                  6,441,708
           MICROSOFT CORP                                     Common Stock                                             6,373,250
           FED HM LN PC          C53086                       6.5%   01 Jun 2031                                       6,252,955
           BANK ONE CORP                                      Common Stock                                             6,080,085
           CHEVRONTEXACO CORP                                 Common Stock                                             5,863,720
           INTEL CORP                                         Common Stock                                             5,783,655
           WAL MART STORES INC                                Common Stock                                             5,755,000
           UNITED STATES TREAS NTS                            6.75%   15 May 2005                                      5,696,876
           GUIDANT CORP                                       Common Stock                                             5,645,328
           AMGEN INC                                          Common Stock                                             5,644,000
           CITIGROUP INC                                      Common Stock                                             5,633,568
           FEDERAL NATL MTG ASSN                              Common Stock                                             5,541,150
           VIACommon Stock INC                                Class B FORMERLY Common Stock NON VTG                    5,513,099

                                                                          - 12 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           PEPSICO INC                                        Common Stock                                        $    5,482,494
           UNITED STATES TREAS NTS                            7%   15 Jul 2006                                         5,442,967
           CONOCO INC                                         Common Stock                                             5,396,867
           JOHNSON + JOHNSON                                  Common Stock                                             5,342,640
           TYCO INTL LTD NEW                                  Common Stock                                             5,283,330
           PROCTER + GAMBLE CO                                Common Stock                                             5,277,971
           INTERNATIONAL BUSINESS MACHS                       Common Stock                                             5,273,856
           WAL MART STORES INC                                Common Stock                                             5,271,580
           PFIZER INC                                         Common Stock                                             5,189,466
           FOREST LABS INC                                    Common Stock                                             5,064,510
           CITIGROUP INC                                      Common Stock                                             5,048,000
           AMERICAN HOME PRODUCTS CORP                        Common Stock                                             5,013,112
           SCHLUMBERGER LTD                                   Common Stock                                             4,983,965
           APPLERA CORP APPLIED BIOSYS                        Common Stock                                             4,959,801
           FED HM LN PC          C45299                       7.5%   01 Dec 2030                                       4,956,000
           SBC Common StockMUNICATIONS INC                    Common Stock                                             4,951,088
           FEDERAL NATL MTG ASSN                              Common Stock                                             4,921,050
           SEPRACOR INC                                       Common Stock                                             4,878,630
           PEPSICO INC                                        Common Stock                                             4,869,000
           FNMA    TBA NOV 30 SINGLE FAM                      6.5%   01 Dec 2099                                       4,766,238
           ABBOTT LABS                                        Common Stock Non-Participating                           4,749,900
           INTERNATIONAL BUSINESS MACHS                       Common Stock                                             4,729,536
           OMNICommon Stock GROUP                             Common Stock                                             4,717,680
           PHARMACIA CORP                                     Common Stock                                             4,691,500
    *      STATE STREET BANK + TRUST CO                       Short Term Investment Fund                               4,644,244
           AMERICAN HOME PRODUCTS CORP                        Common Stock                                             4,602,000
           KLA TENCOR CORP                                    Common Stock                                             4,495,092
           JOHNSON + JOHNSON                                  Common Stock                                             4,479,780
           CISCO SYS INC                                      Common Stock                                             4,473,170
           UNITED TECHNOLOGIES CORP                           Common Stock                                             4,472,396
           EXXON MOBIL CORP                                   Common Stock                                             4,470,847
           BAKER HUGHES INC                                   Common Stock                                             4,435,481
           GENERAL ELEC CO                                    Common Stock                                             4,420,824
           WASHINGTON MUT INC                                 Common Stock                                             4,407,960
           JP MORGAN INSTL FDS                                International Bond Fund                                  4,406,805
           CAMPBELL SOUP CO                                   Common Stock                                             4,364,007

                                                                          - 13 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           US BANCORP DEL NEW                                 Common Stock                                        $    4,357,626
           LILLY ELI + CO                                     Common Stock                                             4,319,700
           KELLOGG CO                                         Common Stock                                             4,301,290
           BANK AMER CORP                                     Common Stock                                             4,292,057
           UNITED STATES TREAS BDS                            9.25%   15 Feb 2016                                      4,199,513
           WAL MART STORES INC                                Common Stock                                             4,183,885
           TEXAS INSTRS INC                                   Common Stock                                             4,163,600
           LIBERTY MEDIA CORP NEW                             Common Stock Series A                                    4,151,000
           ALLSTATE CORP                                      Common Stock                                             4,054,110
           ASTRAZENECA PLC                                    SPONSORED ADR                                            4,038,636
           LIBERTY MEDIA CORP NEW                             Common Stock Series A                                    4,030,600
           HOME DEPOT INC                                     Common Stock                                             4,006,836
           EXXON MOBIL CORP                                   Common Stock                                             3,989,893
           VERIZON Common StockMUNICATIONS                    Common Stock                                             3,989,013
           SCHERING PLOUGH CORP                               Common Stock                                             3,939,100
           BANK ONE CORP                                      Common Stock                                             3,920,620
           UNOCAL CORP                                        Common Stock                                             3,888,346
           GENENTECH INC                                      Common Stock                                             3,868,025
           BELLSOUTH CORP                                     Common Stock                                             3,864,595
           UNITED STATES TREAS BDS                            5.375%   15 Feb 2031                                     3,828,551
           WILLIAMS COS INC                                   Common Stock                                             3,776,960
           AMERICAN INTL GROUP INC                            Common Stock                                             3,747,680
           AES CORP                                           Common Stock                                             3,731,070
           XL CAPITAL LTD                                     Shares A                                                 3,700,080
           BAXTER INTL INC                                    Common Stock                                             3,689,744
           AT + T CORP                                        Common Stock                                             3,667,908
           TIFFANY + CO NEW                                   Common Stock                                             3,647,373
           FIRST DATA CORP                                    Common Stock                                             3,640,080
           TERADYNE INC                                       Common Stock                                             3,595,702
           TYCO INTL LTD New                                  Common Stock                                             3,587,010
           GENERAL DYNAMICS CORP                              Common Stock                                             3,583,800
           MERCK + CO INC                                     Common Stock                                             3,528,000
           MICROSOFT CORP                                     Common Stock                                             3,524,500
           GOLDMAN SACHS GROUP INC                            Common Stock                                             3,524,500
           DELL Common StockPUTER CORP                        Common Stock                                             3,468,168
           BANK ONE CORP                                      Common Stock                                             3,467,640
           COLGATE PALMOLIVE CO                               Common Stock                                             3,465,000

                                                                          - 14 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           FEDERAL HOME LN MTG CORP                           7%   15 Mar 2010                                    $    3,460,222
           GNMA I  TBA DEC 30 SINGLE FAM                      7%   15 Dec 2099                                         3,452,838
           GNMA I  TBA JAN 30 SINGLE FAM                      7%   15 Dec 2099                                         3,446,719
           INTEL CORP                                         Common Stock                                             3,424,905
           FEDEX CORP                                         Common Stock                                             3,424,080
           SPRINT CORP                                        PCS Common Stock SER 1                                   3,412,518
           DLJ MTG ACCEP CORP                                 6.75%   19 Jun 2028                                      3,371,080
           KIMBERLY CLARK CORP                                Common Stock                                             3,356,694
           MERCK + CO INC                                     Common Stock                                             3,339,840
           UNITED STATES TREAS NTS                            7.25%   15 May 2004                                      3,323,748
           BANK ONE CORP                                      Common Stock                                             3,280,200
           AMERICAN HOME PRODUCTS CORP                        Common Stock                                             3,270,488
           BERKSHIRE HATHAWAY INC DEL                         Class A                                                  3,250,800
           CISCO SYS INC                                      Common Stock                                             3,225,391
           FEDERAL HOME LN MTG CORP                           5.625%   15 Mar 2011                                     3,206,176
           MBNA CORP                                          Common Stock                                             3,203,200
           PHARMACIA CORP                                     Common Stock                                             3,199,944
           WORLDCommon Stock INC/WORLDCommon Stock GRP        Common Stock                                             3,168,000
           AOL TIME WARNER INC                                Common Stock                                             3,145,800
           SBC Common StockMUNICATIONS INC                    Common Stock                                             3,133,600
           VIACommon Stock INC                                Class B                                                  3,130,235
           CISCO SYS INC                                      Common Stock                                             3,129,408
           GENUINE PARTS CO                                   Common Stock                                             3,119,500
           ABBOTT LABS                                        Common Stock Non-Participating                           3,116,425
           WELLS FARGO + CO NEW                               Common Stock                                             3,102,330
           HASBRO INC                                         Common Stock                                             3,067,470
           FLUOR CORP NEW                                     Common Stock                                             3,055,580
           AMGEN INC                                          Common Stock                                             3,047,760
           USA NETWORKS INC                                   Common Stock                                             3,045,065
           Common StockCAST CORP                              Class A                                                  3,042,000
           HARLEY DAVIDSON INC                                Common Stock                                             3,025,067
           MOTOROLA INC                                       Common Stock                                             3,023,526
           LIBERTY MEDIA CORP NEW                             Common Stock Series A                                    3,007,200
           HOUSEHOLD INTL INC                                 Common Stock                                             3,007,086
           UNITED PARCEL SVC INC                              Class B                                                  2,997,500
           UNITED STATES TREAS NTS                            5.25%   15 May 2004                                      2,971,581
           MORGAN STANLEY DEAN WITTER+CO                      Common Stock                                             2,955,870

                                                                          - 15 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           CABLEVISION NY GROUP CLASS A                       Class A                                             $    2,937,155
           AOL TIME WARNER INC                                Common Stock                                             2,937,150
           WHIRLPOOL CORP                                     Common Stock                                             2,933,200
           UNITED STATES TREAS BDS                            6.25%   15 Aug 2023                                      2,930,577
           DOW CHEM CO                                        Common Stock                                             2,923,794
           XEROX CORP                                         Common Stock                                             2,917,600
           VIACommon Stock INC                                Class B                                                  2,913,900
           TYCO INTL LTD NEW                                  Common Stock                                             2,891,990
           EDISON INTL                                        Common Stock                                             2,891,650
           DOW CHEM CO                                        Common Stock                                             2,867,922
           ILLINOIS TOOL WKS INC                              Common Stock                                             2,857,784
           MAY DEPT STORES CO                                 Common Stock                                             2,847,460
           PROCTER + GAMBLE CO                                Common Stock                                             2,832,854
           GOLDEN WEST FINL CORP DEL                          Common Stock                                             2,824,800
           NIKE INC                                           Class B                                                  2,812,000
           J P MORGAN CHASE + CO                              Common Stock                                             2,802,585
           GOLDMAN SACHS GROUP INC                            Common Stock                                             2,801,050
           BANK AMER CORP                                     Common Stock                                             2,788,685
           EMERSON ELEC CO                                    Common Stock                                             2,757,930
           UNITED STATES TREAS BDS                            5.25%   15 Feb 2029                                      2,724,488
           UNION PAC CORP                                     Common Stock                                             2,718,900
           PHILLIPS PETE CO                                   Common Stock                                             2,711,700
           LOWES COS INC                                      USD0.50                                                  2,710,344
           MERRILL LYNCH + CO INC                             Common Stock                                             2,694,604
           EL PASO CORP                                       Common Stock                                             2,681,061
           INTEL CORP                                         Common Stock                                             2,673,250
           MCDONALDS CORP                                     Common Stock                                             2,665,529
           KEYCORP NEW                                        Common Stock                                             2,660,362
           MINNESOTA MNG + MFG CO                             Common Stock                                             2,659,725
           CITIGROUP INC                                      Common Stock                                             2,657,772
           BANK AMER CORP                                     Common Stock                                             2,655,231
           FNMA POOL             576600                       6%   01 Dec 2009                                         2,645,554
           FLEETBOSTON FINL CORP                              Common Stock                                             2,624,350
           UNIVISION Common StockMUNICATIONS INC              Class A                                                  2,621,808
           ALLSTATE CORP                                      Common Stock                                             2,618,490
           AT + T CORP                                        Common Stock                                             2,612,160
           BAXTER INTL INC                                    Common Stock                                             2,601,055

                                                                          - 16 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           UNITED TECHNOLOGIES CORP                           Common Stock                                        $    2,598,126
           COCA COLA CO                                       Common Stock                                             2,593,250
           VERISIGN INC                                       Common Stock                                             2,586,720
           CNF INC                                            Common Stock                                             2,579,995
           ANHEUSER BUSCH COS INC                             Common Stock                                             2,576,970
           V F CORP                                           Common Stock                                             2,555,155
           FEDERAL NATL MTG ASSN                              5.5%   15 Feb 2006                                       2,550,017
           BRISTOL MYERS SQUIBB CO                            Common Stock                                             2,550,000
           AGILENT TECHNOLOGIES INC                           Common Stock                                             2,548,309
           HARTFORD FINANCIAL SVCS GRP                        Common Stock                                             2,538,332
           SPRINT CORP                                        Common Stock Series 1                                    2,533,758
           LASMO USA INC                                      7.5%   30 Jun 2006                                       2,525,992
           ORACLE CORP                                        Common Stock                                             2,525,849
           ALCOA INC                                          Common Stock                                             2,520,495
           MORGAN STANLEY DEAN WITTER+CO                      Common Stock                                             2,478,142
           UNITED STATES TREAS BDS                            8%   15 Nov 2021                                         2,462,253
           LB UBS Common StockL MTG TR                        6.058%   15 Jun 2020                                     2,455,494
           WASTE MGMT INC DEL                                 Common Stock                                             2,399,632
           COUNTRYWIDE CR INDS INC                            Common Stock                                             2,392,648
           PROCTER + GAMBLE CO                                Common Stock                                             2,373,900
           FNMA    TBA JAN 15 SINGLE FAM                      6%   01 Dec 2099                                         2,355,875
           HOUSEHOLD INTL INC                                 Common Stock                                             2,306,012
           HEINZ H J CO                                       Common Stock                                             2,298,608
           AOL TIME WARNER INC                                Common Stock                                             2,296,755
           WELLS FARGO + CO NEW                               Common Stock                                             2,294,160
           CIGNA CORP                                         Common Stock                                             2,279,190
           SBC Common StockMUNICATIONS INC                    Common Stock                                             2,264,026
           SUN MICROSYSTEMS INC                               Common Stock                                             2,257,050
           AOL TIME WARNER INC                                Common Stock                                             2,247,000
           FLEXTRONICS INTERNATIONAL                          Common Stock                                             2,243,065
           HOUSEHOLD INTL INC                                 Common Stock                                             2,219,102
           UNOCAL CORP                                        Common Stock                                             2,218,305
           OCCIDENTAL PETE CORP                               Common Stock                                             2,201,990
           LILLY ELI + CO                                     Common Stock                                             2,199,120
           ENTERGY CORP                                       Common Stock                                             2,197,982
           ARROW ELECTRS INC                                  Common Stock                                             2,197,650
           AVNET INC                                          Common Stock                                             2,182,779

                                                                          - 17 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           PEPSICO INC                                        Common Stock                                        $    2,181,312
           MERRILL LYNCH + CO INC                             Common Stock                                             2,168,192
           Common StockCAST CORP                              Class A                                                  2,160,000
           FEDERAL NATL MTG ASSN                              6%   15 May 2011                                         2,155,764
           US BANCORP DEL NEW                                 Common Stock                                             2,128,707
           VIACommon Stock INC                                Class B                                                  2,124,719
           PACKAGING CORP AMER                                Common Stock                                             2,119,920
           GANNETT INC                                        Common Stock                                             2,111,022
           CHEVRONTEXACO CORP                                 Common Stock                                             2,105,835
           FINANCING CORP CPN FICO STRP                       .01%   30 May 2005                                       2,097,592
           NEW YORK TIMES CO                                  Class A                                                  2,071,675
           CENDANT CORP                                       Common Stock                                             2,055,128
           UNITED STATES TREAS NTS                            6%   15 Aug 2009                                         2,050,722
           FNMA POOL             323457                       5.5%   01 Dec 2013                                       2,039,956
           TEXAS INSTRS INC                                   Common Stock                                             2,039,800
           PNC FINL SVCS GROUP INC                            Common Stock                                             2,034,440
           GENERAL MLS INC                                    Common Stock                                             2,033,591
           WACHOVIA CORP 2ND NEW                              Common Stock                                             2,032,128
           ALLSTATE CORP                                      Common Stock                                             2,032,110
           HOUSEHOLD INTL INC                                 Common Stock                                             2,027,900
           AMERICAN STD COS INC DEL                           Common Stock                                             2,012,785
           COX Common StockMUNICATIONS INC NEW                Class A                                                  2,011,680
           BARCLAYS BK PLC                                    1%   29 Sep 2049                                         2,005,326
           MARRIOTT INTL INC NEW                              Class A                                                  2,004,045
           FNMA    TBA JAN 30 SINGLE FAM                      6.5%   01 Dec 2099                                       2,000,000
           FNMA POOL                                          6.5%   01 Dec 2031                                       1,999,800
           WACHOVIA CORP 2ND NEW                              Common Stock                                             1,997,632
           J P MORGAN CHASE + CO                              Common Stock                                             1,980,057
           ANADARKO FIN CO                                    7.5%   01 May 2031                                       1,974,879
           FREEPORT MCMORAN COPPER + GOLD                     Senior Note Convertible 144A                             1,966,934
           FNMA    TBA JAN 15 SINGLE FAM                      5.5%   31 Dec 2099                                       1,966,260
           VERIZON WIRELES  CAP LLC                           5.375%   15 Dec 2006                                     1,960,973
           LINCOLN NATL CORP IN                               6.2%   15 Dec 2011                                       1,954,424
           CARGILL INC                                        6.25%   01 May 2006                                      1,954,090
           ABBOTT LABS                                        Common Stock Non-Participating                           1,951,250
           SCHLUMBERGER LTD                                   Common Stock                                             1,950,725
           PHILIP MORRIS COS INC                              Common Stock                                             1,948,625

                                                                          - 18 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           VODAFONE AIRTOUCH PLC                              7.75%   15 Feb 2010                                      1,937,849
           BED BATH + BEYOND INC                              Common Stock                                        $    1,935,690
           TENET HEALTHCARE CORP                              Common Stock                                             1,920,144
           TYCO INTL GROUP SA                                 6.375%   15 Feb 2006                                     1,916,641
           CARNIVAL CORP                                      Common Stock                                             1,915,056
           JOHNSON + JOHNSON                                  Common Stock                                             1,908,930
           CINCINNATI FINL CORP                               Common Stock                                             1,907,500
           PPG INDS INC                                       Common Stock                                             1,903,296
           UNOCAL CORP                                        Common Stock                                             1,886,461
           CONVERGYS CORP                                     Common Stock                                             1,867,002
           BANK NEW YORK INC                                  Common Stock                                             1,860,480
           UNITED STATES TRES BD STRP PRN                     0%   15 May 2017                                         1,860,044
           PMI GROUP INC                                      Common Stock                                             1,856,177
           DEVON FING CORP U L C                              6.875%   30 Sep 2011                                     1,851,778
           AMBAC FINL GROUP INC                               Common Stock                                             1,851,520
           TENET HEALTHCARE CORP                              Common Stock                                             1,843,808
           PHILIP MORRIS COS INC                              Common Stock                                             1,838,585
*          STATE STREET BANK + TRUST CO                       Short Term Investment Fund                               1,827,436
           BECTON DICKINSON + CO                              Common Stock                                             1,826,565
           PHILLIPS PETE CO                                   8.5%   25 May 2005                                       1,816,469
           AMERADA HESS CORP                                  Common Stock Non-Participating                           1,812,500
           DONNELLEY R R + SONS CO                            Common Stock                                             1,811,090
           CISCO SYS INC                                      Common Stock                                             1,811,000
           EQUITY OFFICE PPTYS TR                             Common Stock                                             1,804,800
           QWEST CAP FDG INC                                  7.75%   15 Feb 2031                                      1,803,391
           DOVER CORP                                         Common Stock                                             1,801,602
           DEERE + CO                                         Common Stock                                             1,796,609
           PERKINELMER INC                                    Common Stock                                             1,789,522
           SUNTRUST BKS INC                                   Common Stock                                             1,786,950
           SAFEWAY INC NEW                                    Common Stock                                             1,786,900
           TJX COS INC NEW                                    Common Stock                                             1,785,728
           HOME DEPOT INC                                     Common Stock                                             1,785,350
           AUTONATION INC DEL                                 Common Stock                                             1,777,986
           STARBUCKS CORP                                     Common Stock                                             1,769,745
           ABBOTT LABS                                        Common Stock Non-Participating                           1,761,700
           DELTA AIR LINES INC DEL PASS                       6.619%   18 Mar 2011                                     1,761,170
           WORLDCommon Stock INC/WORLDCommon Stock GRP        Common Stock                                             1,760,000

                                                                          - 19 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           ALCOA INC                                          Common Stock                                        $    1,759,725
           INTERNATIONAL PAPER CO                             Common Stock                                             1,759,260
           CHECKFREE CORP NEW                                 Common Stock                                             1,756,800
           WACHOVIA CORP 2ND NEW                              Common Stock                                             1,756,160
           INDYMAC BANCORP INC                                Common Stock                                             1,753,500
           CAPITAL ONE FINL CORP                              Common Stock                                             1,747,980
           AOL TIME WARNER INC                                7.625%   15 Apr 2031                                     1,735,596
           AMERICAN HOME PRODUCTS CORP                        Common Stock                                             1,730,352
           CATERPILLAR INC                                    Common Stock                                             1,724,250
           QUINTILES TRANSNATIONAL CORP                       Common Stock                                             1,722,165
           TEXAS INSTRS INC                                   Common Stock                                             1,719,200
           BOWATER INC                                        Common Stock                                             1,712,430
           KRAFT FOODS INC                                    Class A                                                  1,701,500
           AMAZON Common Stock INC                            Conv Sub Nt                                              1,693,926
           ARCHER DANIELS MIDLAND CO                          Common Stock                                             1,687,560
           PHARMACIA CORP                                     Common Stock                                             1,684,675
           WALGREEN CO                                        Common Stock                                             1,683,000
           UNITED STATES TREAS BDS                            8.5%   15 Feb 2020                                       1,674,598
           MEDIMMUNE INC                                      Common Stock                                             1,663,965
           HEWLETT PACKARD CO                                 Common Stock                                             1,663,740
           PARKER HANNIFIN CORP                               Common Stock                                             1,661,942
           LOEWS CORP                                         Common Stock                                             1,661,400
           INTEL CORP                                         Common Stock                                             1,660,560
           COLGATE PALMOLIVE CO                               Common Stock                                             1,657,425
           PROGRESS ENERGY INC                                Common Stock                                             1,657,104
           JOHNSON CTLS INC                                   Common Stock                                             1,655,375
           ALCOA INC                                          Common Stock                                             1,649,520
           WISCONSIN ENERGY CORP                              Common Stock                                             1,642,368
           NAVISTAR INTL CORP INC                             Common Stock                                             1,639,250
           BANK NEW YORK INC                                  Common Stock                                             1,632,000
           PMC SIERRA INC                                     Common Stock                                             1,617,886
           V F CORP                                           Common Stock                                             1,599,410
           KENNAMETAL INC                                     Common Stock                                             1,590,665
           FED HM LN PC                                       6%   01 Jul 2016                                         1,574,942
           INGERSOLL RAND CO                                  Common Stock                                             1,563,694
           METLIFE INC                                        Common Stock                                             1,558,656
           QWEST Common StockMUNICATIONS INTL INC             Common Stock                                             1,558,539

                                                                          - 20 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           NOVELLUS SYS INC                                   Common Stock                                        $    1,554,330
           GLOBALSANTAFE CORPORATION                          Shares                                                   1,551,488
           WATERS CORP                                        Common Stock                                             1,550,000
           CABLEVISION SYS CORP                               RAINBOW MEDIA GROUP Common Stock                         1,549,925
           PEPSICO INC                                        Common Stock                                             1,543,473
           MEDIMMUNE INC                                      Common Stock                                             1,543,455
           HARTFORD FINANCIAL SVCS GRP                        Common Stock                                             1,539,335
           HEWLETT PACKARD CO                                 Common Stock                                             1,519,960
           DTE ENERGY CO                                      Common Stock                                             1,514,034
           GENERAL MTRS CORP NEW                              Class H                                                  1,509,465
           LOWES COS INC                                      USD0.50                                                  1,508,325
           AIR PRODS + CHEMS INC                              Common Stock                                             1,501,120
           KIMBERLY CLARK CORP                                Common Stock                                             1,495,000
           APPLIED MATERIALS INC                              Common Stock                                             1,491,720
           BJS WHSL CLUB INC                                  Common Stock                                             1,490,580
           COLGATE PALMOLIVE CO                               Common Stock                                             1,489,950
           HOUSEHOLD FIN CORP                                 6.4%   17 Jun 2008                                       1,487,765
           CATERPILLAR INC                                    Common Stock                                             1,483,900
           TMP WORLDWIDE INC                                  Common Stock                                             1,475,760
           EQUITY OFFICE PPTYS TR                             Common Stock                                             1,473,920
           KIMBERLY CLARK CORP                                Common Stock                                             1,471,080
           MASCO CORP                                         Common Stock                                             1,470,000
           SCHERING PLOUGH CORP                               Common Stock                                             1,468,210
           NEWS AMER HLDGS INC                                7.7%   30 Oct 2025                                       1,463,850
           DISNEY WALT CO                                     Common Stock                                             1,456,616
           NORDSTROM INC                                      Common Stock                                             1,456,560
           INTERNATIONAL PAPER CO                             Common Stock                                             1,452,600
           CLOROX CO                                          Common Stock                                             1,447,530
           COCA COLA CO                                       Common Stock                                             1,447,505
           TERADYNE INC                                       Common Stock                                             1,446,720
           NORFOLK SOUTHN CORP                                7.25%   15 Feb 2031                                      1,443,876
           TRANSOCEAN SEDCO FOREX INC                         Shares                                                   1,440,732
           PRAXAIR INC                                        Common Stock                                             1,436,500
           TORCHMARK INC                                      Common Stock                                             1,435,545
           KRAFT FOODS INC                                    Class A                                                  1,432,663
           BECTON DICKINSON + CO                              Common Stock                                             1,425,450
           BANK AMER CORP                                     Common Stock                                             1,422,670

                                                                          - 21 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           BLACK + DECKER CORPORATION                         Common Stock                                        $    1,422,421
           UNITED STATES TREAS BDS                            8.125%   15 Aug 2019                                     1,420,493
           TARGET CORP                                        Common Stock                                             1,416,225
           KINDER MORGAN MGMT LLC                             Shares                                                   1,412,798
           ST PAUL COS INC                                    Common Stock                                             1,407,040
           MBIA INC                                           Common Stock                                             1,405,106
           GENERAL DYNAMICS CORP                              Common Stock                                             1,401,664
           FNMA POOL                                          6%   01 Sep 2016                                         1,396,671
           TJX COS INC NEW                                    Common Stock                                             1,391,114
           SCHLUMBERGER LTD                                   Common Stock                                             1,390,235
           K MART CORP                                        Common Stock                                             1,381,380
           GREENPOINT FINL CORP                               Common Stock                                             1,379,950
           KLA TENCOR CORP                                    Common Stock                                             1,377,768
           FEDERATED DEPT STORES INC DEL                      Common Stock                                             1,374,240
           ROBERT HALF INTL INC                               Common Stock                                             1,372,380
           BURLINGTON NORTHN SANTA FE                         Common Stock                                             1,372,293
           APPLIED MATERIALS INC                              Common Stock                                             1,371,420
           TXU CORP                                           Common Stock                                             1,367,350
           GENENTECH INC                                      Common Stock                                             1,356,250
           WEYERHAEUSER CO                                    Common Stock                                             1,352,000
           FORD MTR CO DEL                                    Common Stock                                             1,350,348
           INTERPUBLIC GROUP COS INC                          Common Stock                                             1,349,978
           GENENTECH INC                                      Common Stock                                             1,345,400
           GRAINGER W W INC                                   Common Stock                                             1,344,000
           COUNTRYWIDE CR INDS INC                            Common Stock                                             1,343,816
           BAXTER INTL INC                                    Common Stock                                             1,340,750
           GILLETTE CO                                        Common Stock                                             1,336,000
           EATON CORP                                         Common Stock                                             1,331,939
           WELLS FARGO + CO NEW                               Common Stock                                             1,329,570
           AT + T CORP                                        Common Stock                                             1,327,848
           WEATHERFORD INTL INC NEW                           Common Stock                                             1,321,799
           AMERICAN INTL GROUP INC                            Common Stock                                             1,318,040
           PEREGRINE SYS INC                                  Common Stock                                             1,310,972
           HEWLETT PACKARD CO                                 Common Stock                                             1,306,344
           SOLECTRON CORP                                     Common Stock                                             1,305,096
           LOCKHEED MARTIN CORP                               Common Stock                                             1,302,093
           ANALOG DEVICES INC                                 Common Stock                                             1,300,627

                                                                          - 22 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           BAKER HUGHES INC                                   Common Stock                                        $    1,294,685
           PINNACLE WEST CAP CORP                             Common Stock                                             1,288,980
           UNIVISION Common StockMUNICATIONS INC              Class A                                                  1,286,628
           DEUTSCHE TELEKOM INTL                              8%   15 Jun 2010                                         1,286,318
           MCDONALDS CORP                                     Common Stock                                             1,270,560
           DELPHI AUTOMOTIVE SYS CORP                         Common Stock                                             1,270,380
           SBC Common StockMUNICATIONS INC                    Common Stock                                             1,269,108
           DOMINION RES INC VA NEW                            Common Stock                                             1,268,110
           FEDERAL HOME LN MTG CORP                           5.5%   15 Jul 2006                                       1,264,206
           NRG ENERGY INC                                     Common Stock                                             1,260,150
           CONOCO INC                                         Common Stock                                             1,253,690
           SAFEWAY INC NEW                                    Common Stock                                             1,252,500
           WELLPOINT HEALTH NETWORKS INC                      Common Stock                                             1,250,295
           FEDERAL NATL MTG ASSN                              6%   15 May 2008                                         1,246,872
           WAL MART STORES INC                                Common Stock                                             1,237,325
           WORLDCommon Stock INC/WORLDCommon Stock GRP        Common Stock                                             1,236,928
           OWENS ILL INC NEW                                  Common Stock                                             1,234,764
           EMERSON ELEC CO                                    Common Stock                                             1,233,360
           TARGET CORP                                        Common Stock                                             1,231,500
           COCA COLA ENTERPRISES INC                          Common Stock                                             1,231,100
           GEMSTAR TV GUIDE INTL INC                          Common Stock                                             1,229,880
           NCR CORP NEW                                       Common Stock                                             1,227,438
           FNMA POOL                                          6.5%   01 Oct 2031                                       1,226,367
           BURLINGTON RES FIN CO                              7.2%   15 Aug 2031                                       1,218,798
           ENGELHARD CORP                                     Common Stock                                             1,217,920
           FEDEX CORP                                         Common Stock                                             1,213,992
*          STATE STREET BANK + TRUST CO                       Short Term Investment Fund                               1,213,458
           RUSSELL FRANK CO                                   5.625%   15 Jan 2009                                     1,212,383
           ROHM + HAAS CO                                     Common Stock                                             1,212,050
           COSTCO WHSL CORP NEW                               Common Stock                                             1,211,574
           PHILLIPS PETE CO                                   Common Stock                                             1,211,226
           BAXTER INTL INC                                    Common Stock                                             1,206,675
           CHUBB CORP                                         Common Stock                                             1,200,600
           FED HOME LN MTG CORP                               6.625%   15 Sep 2009                                     1,198,654
           AMERICAN ELEC PWR INC                              Common Stock                                             1,197,075
           NATIONAL Common StockM FINL CORP                   Common Stock                                             1,196,690
           LAMAR ADVERTISING CO                               Class A                                                  1,193,988

                                                                          - 23 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           PG+E CORP                                          Common Stock                                        $    1,192,880
           DELL Common StockPUTER CORP                        Common Stock                                             1,190,484
           AMEREN CORP                                        Common Stock                                             1,184,400
           TENET HEALTHCARE CORP                              6.375%   01 Dec 2011                                     1,175,084
           MARRIOTT INTL INC NEW                              Class A                                                  1,174,785
           ORACLE CORP                                        Common Stock                                             1,173,850
           AFLAC INC                                          Common Stock                                             1,169,056
           COCA COLA CO                                       Common Stock                                             1,164,605
           INTERNATIONAL BUSINESS MACHS                       Common Stock                                             1,161,216
           LINCOLN NATL CORP IN                               Common Stock                                             1,155,966
           HEWLETT PACKARD CO                                 Common Stock                                             1,154,348
           MATTEL INC                                         Common Stock                                             1,152,400
           VERITAS SOFTWARE CORP                              Common Stock                                             1,152,131
           SCHWAB CHARLES CORP NEW                            Common Stock                                             1,144,780
           GANNETT INC                                        Common Stock                                             1,142,910
           FPL GROUP INC                                      Common Stock                                             1,139,280
           BECTON DICKINSON + CO                              Common Stock                                             1,137,045
           GENERAL MTRS CORP                                  Common Stock                                             1,133,158
           AIR PRODS + CHEMS INC                              Common Stock                                             1,125,840
           THERMO ELECTRON CORP                               Common Stock                                             1,116,648
           VIACommon Stock INC                                Class B                                                  1,103,750
           MERRILL LYNCH + CO INC                             Common Stock                                             1,099,732
           BOWATER INC                                        Common Stock                                             1,097,100
           EASTMAN CHEM CO                                    Common Stock                                             1,092,560
           PRUDENTIAL FINL INC                                Common Stock                                             1,088,632
           DELL Common StockPUTER CORP                        Common Stock                                             1,087,200
           WELLS FARGO + CO NEW                               Common Stock                                             1,086,250
           GILLETTE CO                                        Common Stock                                             1,085,500
           ANADARKO PETE CORP                                 Common Stock                                             1,080,150
           FEDERAL HOME LN MTG PC GTD                         0%   15 Sep 2003                                         1,073,650
           ZIONS BANCORP                                      Common Stock                                             1,072,632
           KNIGHT RIDDER INC                                  Common Stock                                             1,071,345
           SYSCO CORP                                         Common Stock                                             1,069,776
           LILLY ELI + CO                                     Common Stock                                             1,068,144
           ANDRX CORP DEL                                     Common Stock                                             1,063,191
           AMERISOURCEBERGEN CORP                             Common Stock                                             1,061,285
           SABRE HLDGS CORP                                   Class A                                                  1,058,750

                                                                          - 24 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           SYSCO CORP                                         Common Stock                                        $    1,054,044
           WATERS CORP                                        Common Stock                                             1,054,000
           LOCKHEED MARTIN CORP                               Common Stock                                             1,045,408
           INTERNATIONAL GAME TECHNOLOGY                      Common Stock                                             1,044,990
           FED HM LN PC C41473                                7.5%   01 Aug 2030                                       1,043,480
           STORAGE TECHNOLOGY CORP                            Common Stock                                             1,039,701
           DOUBLECLICK INC                                    Common Stock                                             1,038,744
           FORD MTR CO DEL                                    Common Stock                                             1,031,877
           EASTMAN KODAK CO                                   Common Stock                                             1,030,050
           FORD MTR CR CO                                     7.6%   01 Aug 2005                                       1,028,660
           Common StockPUTER SCIENCES CORP                    Common Stock                                             1,028,580
           KING PHARMACEUTICALS INC                           Common Stock                                             1,027,972
           NASDAQ 100 TR                                      UNIT SER 1                                               1,027,224
           VODAFONE GROUP PLC NEW                             SPONSORED ADR                                            1,027,200
           NOVELLUS SYS INC                                   Common Stock                                             1,021,755
           FEDERAL NATL MTG ASSN REMIC                        6%   25 Mar 2009                                         1,020,930
           AVAYA INC                                          Common Stock                                             1,016,955
           WEYERHAEUSER CO                                    Common Stock                                             1,016,704
           LABORATORY CORP AMER HLDGS NEW                     Common Stock                                             1,010,625
           QUALCommon StockM INC                              Common Stock                                             1,010,000
           BROADCommon Stock CORP                             Class A                                                  1,009,489
           STARWOOD HOTELS + RESORTS                          Common Stock                                             1,005,945
           CORNING INC                                        Common Stock                                             1,000,824
           AGILENT TECHNOLOGIES INC                           Common Stock                                               997,479
           XCEL ENERGY INC                                    Common Stock                                               993,092
           FNMA POOL             437645                       6%   01 Jul 2013                                           989,746
           JONES APPAREL GROUP INC                            Common Stock                                               988,466
           HALLIBURTON CO                                     Common Stock                                               987,740
           FNMA POOL                                          5.5%   01 Dec 2016                                         983,218
           FNMA POOL                                          5.5%   01 Dec 2016                                         983,218
           FNMA POOL             254140                       0.99%   01 Jan 2017                                        983,120
           FNMA POOL                                          5.5%   01 Dec 2016                                         983,120
           ARCH CHEMICALS INC                                 Common Stock                                               977,880
           FNMA    TBA JAN 30 SINGLE FAM                      6%   01 Dec 2099                                           977,810
           UNITED STATES TRES BD STRP PRN                     0%   15 Nov 2021                                           974,376
           KEYCORP NEW                                        Common Stock                                               971,166
           UNITED TECHNOLOGIES CORP                           Common Stock                                               969,450

                                                                          - 25 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           BOEING CAP CORP                                    5.65%   15 May 2006                                        966,857
           ADOBE SYS INC                                      Common Stock                                        $      965,655
           SMITH INTL INC                                     Common Stock                                               965,160
           SCHERING PLOUGH CORP                               Common Stock                                               963,289
           RADIOSHACK CORP                                    Common Stock                                               963,200
           VERISIGN INC                                       Common Stock                                               962,412
           AMERICREDIT CORP                                   Common Stock                                               962,275
           QLOGIC CORP                                        Common Stock                                               961,416
           CADENCE DESIGN SYS INC                             Common Stock                                               960,096
           EATON CORP                                         Common Stock                                               959,889
           SPRINT CAP CORP                                    7.625%   30 Jan 2011                                       954,435
           BOISE CASCADE CORP                                 Common Stock                                               952,280
           ORACLE CORP                                        Common Stock                                               948,747
           LAUDER ESTEE COS INC                               Common Stock                                               945,770
           XILINX INC                                         Common Stock                                               945,010
           NOMURA ASSET SECS CORP                             6.59%   15 Mar 2030                                        943,944
           LEHMAN BROTHERS HLDGS INC                          Common Stock                                               941,880
           FINANCING CORP CPN FICO STRIPS                     0.01%   07 Mar 2009                                        939,302
           GOLDMAN SACHS GROUP INC                            Common Stock                                               936,775
           INGERSOLL RAND CO                                  Common Stock                                               936,544
           TORCHMARK INC                                      Common Stock                                               932,121
           UNITED STATES TREAS BDS                            10.375%   15 Nov 2012                                      928,906
           LUCENT TECHNOLOGIES INC                            Common Stock                                               926,517
           GEORGIA PAC CORP                                   Common Stock                                               924,935
           FAMILY DLR STORES INC                              Common Stock                                               923,384
           APPLIED MICRO CIRCUITS CORP                        Common Stock                                               921,448
           EQUITY RESIDENTIAL PPTYS TR                        SH Ben Int                                                 918,720
           LINEAR TECHNOLOGY CORP                             Common Stock                                               917,440
           VERIZON NEW ENG INC                                6.5%   15 Sep 2011                                         915,309
           BOEING CO                                          Common Stock                                               915,208
           GENERAL MTRS CORP                                  Common Stock                                               913,680
*          STATE STREET BANK + TRUST CO                       Short Term Investment Fund                                 911,508
           HUMAN GENOME SCIENCES INC                          Common Stock                                               910,440
           SUN MICROSYSTEMS INC                               Common Stock                                               910,200
           DOLLAR GEN CORP                                    Common Stock                                               908,900
           Common StockPUWARE CORP                            Common Stock                                               906,651
           WISCONSIN ENERGY CORP                              Common Stock                                               902,400

                                                                          - 26 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           FEDERAL NATL MTG ASSN                              6%   15 May 2011                                    $      899,930
           MASCO CORP                                         Common Stock                                               899,150
           AMGEN INC                                          Common Stock                                               897,396
           VERITAS SOFTWARE CORP                              Common Stock                                               896,600
           FNMA POOL             402853                       6.5%   01 Dec 2027                                         893,266
           FNMA POOL                                          6.5%   01 Nov 2031                                         890,269
           FINANCING CORP CPN FICO STRIPS                     0.01%   30 May 2009                                        888,335
           NORTHERN TRUST CORP                                Common Stock                                               885,234
           EMULEX CORP                                        Common Stock                                               885,024
           SUNGARD DATA SYS INC                               Common Stock                                               879,472
           CHASE MANHATTAN CORP NEW                           7.875%   15 Jun 2010                                       874,064
           EDISON INTL                                        Common Stock                                               871,270
           BROCADE Common StockMUNICATIONS SYS INC            Common Stock                                               871,056
           HCA INC                                            Common Stock                                               871,004
           FOREST LABS INC                                    Common Stock                                               868,670
           FED HM LN PC          E00677                       6%   01 Jun 2014                                           863,488
           MACROMEDIA INC                                     Common Stock                                               863,300
           SUN MICROSYSTEMS INC                               Common Stock                                               861,000
           MASSACHUSETTS MUT LIFE INS CO                      7.5%   01 Mar 2024                                         855,977
           ALTERA CORP                                        Common Stock                                               855,166
           DELPHI AUTOMOTIVE SYS CORP                         Common Stock                                               855,116
           MATTEL INC                                         Common Stock                                               851,400
           CENTAUR FUNDING                                    Preferred Shares Series B 144A                             843,600
           AVON PRODS INC                                     Common Stock                                               841,650
           MOTOROLA INC                                       Common Stock                                               841,120
           KRAFT FOODS INC                                    Class A                                                    837,138
           PITNEY BOWES INC                                   Common Stock                                               834,942
*          STATE STREET BANK + TRUST CO                       Short Term Investment Fund                                 827,956
           DOW CHEM CO                                        Common Stock                                               827,610
           IDEC PHARMACEUTICALS CORP                          Common Stock                                               827,160
           FEDERAL HOME LN MTG CORP                           Common Stock                                               824,040
           CHARTER Common StockMUNICATIONS INC DEL            Class A                                                    821,500
           AT + T CORP                                        Common Stock                                               815,847
           NIKE INC                                           Class B                                                    809,856
           JEFFERSON PILOT CORP                               Common Stock                                               805,098
           CITICORP                                           6.75%   15 Aug 2005                                        802,391
           EQUITY SECS TR I                                   EQUITY TR SECS EXCH NY Class A                             801,000

                                                                          - 27 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           KELLOGG CO                                         7.45%   01 Apr 2031                                 $      798,127
           UNUMPROVIDENT CORP                                 Common Stock                                               795,300
           PACIFICARE HEALTH SYSTEMS                          Common Stock                                               793,600
           NISOURCE INC                                       Common Stock                                               790,958
           CHARTER Common StockMUNICATIONS INC DEL            Class A                                                    790,283
           NCR CORP NEW                                       Common Stock                                               788,804
           BROADCommon Stock CORP                             Class A                                                    788,791
           ABERCROMBIE AND FITCH CO                           Class A                                                    785,288
           DILLARDS INC                                       Class A                                                    784,000
           MURPHY OIL CORP                                    Common Stock                                               781,572
           FORD MTR CO DEL                                    7.45%   16 Jul 2031                                        779,901
           LB Common StockL CONDUIT MTG TR                    5.87%   15 Aug 2006                                        779,169
           GENZYME CORP                                       Common Stock                                               778,180
           FNMA POOL             535626                       6.5%   01 Dec 2011                                         773,958
           ALCAN INC                                          Common Stock                                               772,495
           KIMBERLY CLARK CORP                                Common Stock                                               771,420
           CISCO SYS INC                                      Common Stock                                               769,675
           GILEAD SCIENCES INC                                Common Stock                                               768,924
           GLOBALSANTAFE CORPORATION                          Common Stock                                               768,101
           FNMA POOL                                          6.5%   01 Dec 2031                                         764,366
           NORTROP GRUMMAN CORP                               Cash Account                                               756,479
           AMERICAN EXPRESS CO                                Common Stock                                               753,059
           QUEST DIAGNOSTICS INC                              Common Stock                                               752,955
           PRUDENTIAL SECS SECD FING CORP                     6.955%   15 Jun 2008                                       752,617
           STILWELL FINANCIAL INC                             Common Stock                                               748,550
           GNMA POOL             494596                       6.5%   15 Jan 2029                                         746,569
           GNMA POOL             781035                       6.5%   15 May 2029                                         745,771
           NEW JERSEY ECONOMIC DEV AUTH                       0%   15 Feb 2020                                           742,875
           ZIMMER HOLDINGS INC                                Common Stock                                               742,122
           LINCARE HLDGS INC                                  Common Stock                                               742,035
           CHARTER Common StockMUNICATIONS INC DEL            Class A                                                    739,350
           DELTA AIR LINES INC                                Common Stock                                               737,352
           FLUOR CORP NEW                                     Common Stock                                               736,780
           FNMA POOL                                          6.5%   01 Oct 2031                                         736,621
           DOLE FOOD INC                                      Common Stock                                               735,142
           J P MORGAN CHASE Common StockL MTG SECS            6.044%   15 Nov 2035                                       731,796
           MORTGAGE CAP FDG INC                               6.663%   18 Jan 2008                                       728,607

                                                                          - 28 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           E TRADE GROUP INC                                  Common Stock                                        $      726,725
           PMC SIERRA INC                                     Common Stock                                               724,966
           LEAR CORP                                          Common Stock                                               724,660
           DANA CORP                                          Common Stock                                               721,760
           UNILEVER N V                                       Common Stock                                               720,125
           Common StockM 1999 1                               6.455%   15 Sep 2008                                       719,183
           LUCENT TECHNOLOGIES INC                            Common Stock                                               718,859
           PEPSICO INC                                        Common Stock                                               715,743
           CYTYC CORP                                         Common Stock                                               715,140
           HONEYWELL INTL INC                                 Common Stock                                               713,602
           SPRINT CORP                                        Common Stock Series 1                                      710,331
           FNMA POOL                                          7%   01 Oct 2031                                           709,401
           UNUMPROVIDENT CORP                                 Common Stock                                               705,166
           AFFILIATED Common StockPUTER SVCS INC              Class A                                                    700,458
           BIOVAIL CORP                                       Common Stock                                               697,500
           PRUDENTIAL SECS SECD FING CORP                     6.48%   15 Jan 2009                                        695,581
           ITT INDS INC                                       Common Stock                                               691,850
           METRIS COS INC                                     Common Stock                                               691,599
           SOUTHTRUST CORP                                    Common Stock                                               690,760
           CHUBB CORP                                         Common Stock                                               690,000
           AMERICREDIT CORP                                   Common Stock                                               687,790
           PPL CORP                                           Common Stock                                               686,545
           PROTEIN DESIGN LABS INC                            Common Stock                                               685,520
           FEDERAL NATL MTG ASSN                              5.5%   15 Feb 2006                                         685,156
           CDW Common StockPUTER CTRS INC                     Common Stock                                               682,117
           TEMPLE INLAND INC                                  Common Stock                                               680,760
           APPLERA CORP APPLIED BIOSYS                        Common Stock                                               679,371
           HOME DEPOT INC                                     Common Stock                                               678,433
           UNITED STATES TREAS BDS                            6.75%   15 Aug 2026                                        676,404
           TRANSOCEAN SEDCO FOREX INC                         SHS                                                        676,400
           LB Common StockL CONDUIT MTG TR                    6.48%   18 Jan 2008                                        671,155
           Common StockED TRANSITIONAL FDG TR                 5.63%   25 Jun 2009                                        668,738
           ADELPHIA Common StockMUNICATIONS CORP              Class A                                                    667,252
           WELLPOINT HEALTH NETWORKS INC                      Common Stock                                               666,045
           BAUSCH + LOMB INC                                  Common Stock                                               662,816
           Common StockPAQ Common StockPUTER CORP             Common Stock                                               662,704
           NOVELLUS SYS INC                                   Common Stock                                               658,815

                                                                          - 29 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           BOSTON PPTYS INC                                   Common Stock                                        $      657,400
           DANAHER CORP                                       Common Stock                                               657,379
           INVITROGEN CORP                                    Common Stock                                               656,458
           FOX ENTMT GROUP INC                                Class A                                                    655,291
           UNION PLANTERS CORP                                Common Stock                                               654,385
           BANK ONE CORP                                      6.5%   01 Feb 2006                                         653,456
           RESIDENTIAL FDG MTG SECS                           6.5%   25 Sep 2014                                         652,306
           AMSOUTH BANCORPORATION                             Common Stock                                               652,050
           HCA INC                                            Common Stock                                               651,326
           HOUSEHOLD FIN CORP                                 8%   09 May 2005                                           650,926
           BURLINGTON RES INC                                 Common Stock                                               645,688
           AMEREN CORP                                        Common Stock                                               642,960
           BJ SVCS CO                                         Common Stock                                               642,510
           JDS UNIPHASE CORP                                  Common Stock                                               642,320
           A T + T WIRELESS SVCS INC                          Common Stock                                               636,548
           SUNGARD DATA SYS INC                               Common Stock                                               636,460
           ALLTEL CORP                                        Common Stock                                               629,646
           MINERALS TECHNOLOGIES INC                          Common Stock                                               624,976
           ADAPTEC INC                                        Common Stock                                               622,050
           ROWAN COS INC                                      Common Stock                                               621,777
           NEXTEL Common StockMUNICATIONS INC                 Class A                                                    621,432
           FNMA POOL             535649                       6%   01 Dec 2030                                           616,385
           MARSHALL + ILSLEY CORP                             Common Stock                                               613,816
           M + T BK CORP                                      Common Stock                                               610,483
           BELL ATLANTIC FINL SVCS INC                        7.6%   15 Mar 2007                                         610,211
           VALERO ENERGY CORP                                 Common Stock                                               609,920
           UNITED STATES TRES SC STRP INT                     0%   15 Feb 2012                                           609,308
           UNITED STATES TREAS NTS                            5%   15 Aug 2011                                           608,091
           BISYS GROUP INC                                    Common Stock                                               607,905
           PACIFIC CENTY FINL CORP                            Common Stock                                               603,237
           REGAL BELOIT CORP                                  Common Stock                                               601,680
           FED HM LN PC          E00985                       6%   01 Jun 2016                                           599,839
           PECO ENERGY TRANS TR                               6.13%   01 Mar 2009                                        599,537
           FORD MTR CO DEL                                    Common Stock PAR USD0.01                                   597,360
           CINERGY CORP                                       Common Stock                                               595,054
           HARSCO CORP                                        Common Stock                                               593,390
           E M C CORP MASS                                    Common Stock                                               592,704

                                                                          - 30 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           FNMA POOL                                          5.5%   01 Dec 2016                                  $      589,872
           FED HM LN PC          C52226                       6.5%   01 May 2031                                         587,763
           GUIDANT CORP                                       Common Stock                                               587,640
           EASTMAN KODAK CO                                   Common Stock                                               585,657
           NETIQ                                              Common Stock                                               585,316
           FNMA POOL                                          6.5%   01 Jul 2016                                         582,923
           EDWARDS A G INC                                    Common Stock                                               578,627
           VERITAS SOFTWARE CORP                              Common Stock                                               578,307
           SEITEL INC                                         Common Stock                                               578,000
           FNMA POOL             535913                       6.5%   01 May 2031                                         572,436
           REGIS CORP MINNESOTA                               Common Stock                                               572,316
           MICREL INC                                         Common Stock                                               571,814
           FED HM LN PC E74599                                6%   01 Jan 2014                                           570,930
           XILINX INC                                         Common Stock                                               570,130
           VALERO ENERGY CORP                                 Common Stock                                               567,988
           YAHOO INC                                          Common Stock                                               567,680
           ROYAL CARIBBEAN CRUISES LTD                        SHS                                                        565,380
           QWEST Common StockMUNICATIONS INTL INC             Common Stock                                               565,200
           GOODRICH CORP                                      Common Stock                                               564,344
           VISHAY INTERTECHNOLOGY INC                         Common Stock                                               564,272
           DLJ Common StockL MTG CORP                         1%   10 Jun 2032                                           561,409
           GARDNER DENVER INC                                 Common Stock                                               560,232
           FNMA POOL             323887                       6%   01 Dec 2013                                           559,817
           SIEBEL SYS INC                                     Common Stock                                               559,600
           SIERRA PAC RES NEW                                 Common Stock                                               558,355
           RAYTHEON CO                                        8.3%   01 Mar 2010                                         557,570
           FIRST UN NATL BK Common StockL MTG TR              6.223%   12 Oct 2011                                       555,569
           LSI LOGIC CORP                                     Common Stock                                               555,456
           FOSTERS FIN CORP                                   6.875%   15 Jun 2011                                       550,580
           KB HOME                                            Common Stock                                               549,370
           AIR PRODS + CHEMS INC                              Common Stock                                               548,847
           PACTIV CORP                                        Common Stock                                               546,700
           INTEGRATED DEVICE TECHNOLOGY                       Common Stock                                               545,095
           ALBERTO CULVER CO                                  Class B CONV                                               541,354
           WPS RES CORP                                       Common Stock                                               540,940
           PULTE HOMES INC                                    Common Stock                                               540,507
           SCHWEITZER MAUDUIT INTL INC                        Common Stock                                               539,125

                                                                          - 31 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           GNMA POOL             781275                       6%   15 Oct 2014                                    $      538,371
           BORG WARNER AUTOMOTIVE INC                         Common Stock                                               538,175
           CORN PRODUCTS INTL INC                             Common Stock                                               535,800
           LN Common StockL CONDUIT MTG TR                    7.325%   15 Sep 2009                                       533,438
*          STATE STREET BANK + TRUST CO                       Short Term Investment Fund                                 533,394
           BLACK + DECKER CORPORATION                         Common Stock                                               531,993
           ULTRAMAR DIAMOND SHAMROCK                          Common Stock                                               529,436
           PEMEX FIN LTD                                      9.14%   15 Aug 2004                                        528,585
           PNM RES INC                                        Common Stock                                               525,460
           MAXIM INTEGRATED PRODS INC                         Common Stock                                               525,100
           VORNADO RLTY TR                                    Common Stock                                               524,160
           SIEBEL SYS INC                                     Common Stock                                               523,226
           CMS ENERGY CORP                                    Common Stock                                               521,451
           MICRON TECHNOLOGY INC                              Common Stock                                               520,800
           HIBERNIA CORP                                      Class A                                                    517,689
           MEDICIS PHARMACEUTICAL CORP                        Class A NEW                                                516,720
           TALBOTS INC                                        Common Stock                                               514,750
           RALCORP HLDGS INC NEW                              Common Stock                                               513,020
           FNMA POOL             323437                       5.5%   01 Dec 2013                                         512,600
           GENERAL MTRS CORP                                  Common Stock                                               510,300
           FNMA POOL                                          7%   01 Dec 2031                                           509,375
           AMERISOURCEBERGEN CORP                             Common Stock                                               501,473
           FNMA POOL                                          6.5%   01 Oct 2031                                         498,805
           Common StockPAQ Common StockPUTER CORP             Common Stock                                               498,736
           AMERICAN ELEC PWR INC                              Common Stock                                               496,242
           LINEAR TECHNOLOGY CORP                             Common Stock                                               495,808
           GREEN TREE FINL CORP                               7.35%   15 May 2027                                        495,700
           INTERSTATE BAKERIES CORP                           Del New Common Stock                                       495,690
           JABIL CIRCUIT INC                                  Common Stock                                               495,296
           AVNET INC                                          Common Stock                                               492,641
           COOPER CAMERON CORP                                Common Stock                                               492,392
           FED HM LN PC          C53726                       6.5%   01 Jun 2031                                         491,996
           FNMA POOL                                          5.5%   01 Nov 2016                                         491,609
           FNMA POOL                                          5.5%   01 Dec 2016                                         491,609
           KLA TENCOR CORP                                    Common Stock                                               490,644
           AXCELIS TECHNOLOGIES INC                           Common Stock                                               489,356
           TYCO INTL GROUP S A                                6.375%   15 Oct 2011                                       489,100

                                                                          - 32 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           USA ED INC                                         Common Stock                                       $       487,316
           ECOLAB INC                                         Common Stock                                               487,025
           VERIZON GLOBAL FDG CORP                            7.25%   01 Dec 2010                                        486,618
           FNMA POOL             577289                       6%   01 Apr 2031                                           483,340
           CREDENCE SYSTEMS CORP                              Common Stock                                               482,820
           TESORO PETE CORP                                   Common Stock                                               482,448
           PRIME HOSPITALITY CORP                             Common Stock                                               481,780
           KING PHARMACEUTICALS INC                           Common Stock                                               481,672
           COOPER CAMERON CORP                                Common Stock                                               480,284
           DOW CHEM CO                                        Common Stock                                               476,298
           TEXAS INDS INC                                     Common Stock                                               476,010
           FNMA POOL             332895                       6%   01 Dec 2010                                           475,681
           RTI INTL METALS INC                                Common Stock                                               475,610
           AT+T CORP                                          6.5%   15 Mar 2029                                         473,927
           BANKNORTH GROUP INC NEW                            Common Stock                                               472,920
           LENNAR CORP                                        Common Stock                                               472,882
           FNMA POOL                                          6.5%   01 Nov 2031                                         470,366
           BB+T CORP                                          Common Stock                                               469,430
           STANDARD PAC CORP NEW                              Common Stock                                               469,376
           FNMA POOL             437246                       6%   01 Sep 2028                                           468,091
           HIBERNIA CORP                                      Class A                                                    467,877
           PRUDENTIAL INS CO AMER                             6.875%   15 Apr 2003                                       465,030
           FNMA POOL             535629                       6%   01 Dec 2011                                           463,308
           KROGER CO                                          7.8%   15 Aug 2007                                         461,512
           FELCOR LODGING TR INC                              Common Stock                                               461,196
           TECH DATA CORP                                     Common Stock                                               458,768
           MILLENNIUM PHARMACEUTICALS                         Common Stock                                               458,337
           HUTCHINSON TECHNOLOGY INC                          Common Stock                                               457,434
           DIAL CORP NEW                                      Common Stock                                               456,190
           WESTAMERICA BANCORPORATION                         Common Stock                                               455,055
           UNITED STATES TRES BD STRP PRN                     0%   15 Nov 2018                                           454,413
           EVEREST REINSURANCE GROUP LTD                      Shares                                                     452,480
           HORACE MANN EDUCATORS CORP NEW                     Common Stock                                               451,986
           GBC BANCORP CALIF                                  Common Stock                                               451,350
           Common StockMERCIAL METALS CO                      Common Stock                                               451,242
           KRISPY KREME DOUGHNUTS INC                         Common Stock                                               450,840
           L 3 Common StockMUNICATIONS HLDG CORP              Common Stock                                               450,000

                                                                          - 33 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           UNITED STATES TREAS NTS                            5.875%   15 Nov 2004                                $      449,837
           TELEPHONE + DATA SYS INC                           Common Stock                                               448,750
           DST SYS INC DEL                                    Common Stock                                               448,650
           BOWATER INC                                        Common Stock                                               448,380
           GENERAL MTRS ACCEP CORP                            7.75%   19 Jan 2010                                        448,228
           QWEST CAP FDG INC                                  7.9%   15 Aug 2010                                         448,210
           AMERICREDIT CORP                                   Common Stock                                               448,010
           AFFILIATED Common StockPUTER SVCS INC              Class A                                                    445,746
           KB HOME                                            Common Stock                                               445,110
           TIME WARNER INC                                    7.57%   01 Feb 2024                                        444,762
           HUGHES SUPPLY INC                                  Common Stock                                               444,528
           NSTAR                                              Common Stock                                               444,015
           BROCADE Common StockMUNICATIONS SYS INC            Common Stock                                               443,808
           COLUMBIA SPORTSWEAR CO                             Common Stock                                               442,890
           EOP OPER LTD PARTNERSHIP                           7.375%   15 Nov 2003                                       441,592
           SCHEIN HENRY INC                                   Common Stock                                               440,657
           INVACARE CORP                                      Common Stock                                               438,230
           BARRICK GOLD CORP                                  Common Stock                                               437,030
           BRISTOL MYERS SQUIBB CO                            Common Stock                                               433,500
           ALLSTATE CORP                                      7.875%   01 May 2005                                       433,092
           FNMA POOL             457101                       5.5%   01 Jan 2014                                         432,515
           CREDIT SUISSE FIRST BOSTON MTG                     6.103%   15 Sep 2010                                       432,150
           STERIS CORP                                        Common Stock                                               431,172
           DLJ Common StockL MTG CORP                         6.24%   12 Nov 2031                                        430,453
           BIO RAD LABORATORIES INC                           Class A                                                    430,440
           UNIVERSAL HEALTH SVCS INC                          Class B                                                    427,800
           FNMA POOL                                          6.5%   01 Dec 2031                                         427,464
           CONMED CORP                                        Common Stock                                               425,148
           VIACommon Stock INC                                7.875%   30 Jul 2030                                       425,021
           EMPIRE DIST ELEC CO                                Common Stock                                               424,200
           CSX CORP                                           Common Stock                                               424,105
*          STATE STREET BANK + TRUST CO                       Short Term Investment Fund                                 423,911
           BRISTOL MYERS SQUIBB CO                            Common Stock                                               423,300
           OGE ENERGY CORP                                    Common Stock                                               422,364
           MACK CA RLTY CORP                                  Common Stock                                               421,872
           GNMA POOL 781029                                   6.5%   15 May 2029                                         421,625
           NEW JERSEY RES CORP                                Common Stock                                               421,200

                                                                          - 34 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           RADIAN GROUP INC                                   Common Stock                                        $      420,910
           FED HM LN PC          C01160                       6.5%   01 Apr 2031                                         419,877
           Common StockPASS BANCSHARES INC                    Common Stock                                               416,010
           3M EMPLOYEE ST OWNERSHIP PLAN                      5.62%   15 Jul 2009                                        415,816
           MICHAELS STORES INC                                Common Stock                                               415,170
           WISCONSIN ENERGY CORP                              Common Stock                                               415,104
           ESTERLINE TECHNOLOGIES CORP                        Common Stock                                               414,659
           DOW CHEM CO                                        5.75%   15 Dec 2008                                        414,431
           PLAYTEX PRODS INC                                  Common Stock                                               414,375
           SCOTTS CO                                          Class A                                                    414,120
           GENERAL MTRS ACCEP CORP                            7.25%   02 Mar 2011                                        412,923
           G E CAP MTG SVCS INC                               4.75125%   25 Jan 2009                                     412,317
           UNITED STATES TRES BD STRP PRN                     0%   15 Feb 2019                                           412,126
           LANCASTER COLONY CORP                              Common Stock RTS CALLABLE THRU 4/20/00                     411,916
           PROTECTIVE LIFE CORP                               Common Stock                                               410,806
           AIRBORNE INC                                       Common Stock                                               410,791
           KELLWOOD CO                                        Common Stock                                               410,571
           TEXAS INDS INC                                     Common Stock                                               409,590
           NATIONSLINK FDG CORP                               6.001%   20 Aug 2030                                       409,240
           FISERV INC                                         Common Stock                                               408,388
           WASHINGTON FED INC                                 Common Stock                                               408,355
           AOL TIME WARNER INC                                7.625%   15 Apr 2031                                       407,442
           TCF FINANCIAL CORP                                 Common Stock                                               403,032
           CHARTER ONE FINL INC                               Common Stock                                               401,820
           DAIMLER CHRYSLER NORTL HLDG CO                     7.2%   01 Sep 2009                                         401,788
           BRINKER INTL INC                                   Common Stock                                               400,272
           WORLDCommon Stock INC GA NEW                       7.375%   15 Jan 2006                                       400,027
           PARKER HANNIFIN CORP                               Common Stock                                               399,417
           R G S ENERGY GROUP INC                             Common Stock                                               398,560
           KEMET CORP                                         Common Stock                                               395,825
           BOB EVANS FARMS INC                                Common Stock                                               395,577
           DYNEGY INC NEW                                     Class A                                                    395,250
           HEINZ H J CO                                       Common Stock                                               394,752
           EXTREME NETWORKS INC                               Common Stock                                               394,740
           SIEBEL SYS INC                                     Common Stock                                               394,518
           TESORO PETE CORP                                   Common Stock                                               393,300
           UCAR INTL INC                                      Common Stock                                               392,690

                                                                          - 35 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           SEMTECH CORP                                       Common Stock                                        $      392,590
           PRICE T ROWE GROUP INC                             Common Stock                                               392,449
           ANDREW CORP                                        Common Stock                                               391,831
           INTERNET SEC SYS INC                               Common Stock                                               391,132
           IRON MTN INC PA                                    Common Stock                                               389,820
           OWENS ILL INC                                      Common Stock                                               389,610
           CTS CORP                                           Common Stock                                               389,550
           PAREXEL INTL CORP                                  Common Stock                                               388,885
           WELLMAN INC                                        Common Stock                                               388,799
           WHOLE FOODS MKT INC                                Common Stock                                               387,684
           ARDEN RLTY INC                                     Common Stock                                               386,900
           SOUTHWESTERN ENERGY CO                             Common Stock                                               383,760
           GRANITE CONSTR INC                                 Common Stock                                               382,872
           CROMPTON CORP                                      Common Stock                                               382,860
           MOOG INC                                           Class A                                                    382,590
           DARDEN RESTAURANTS INC                             Common Stock                                               382,320
           GOLDEN ST BANCORP INC                              Common Stock                                               381,790
           ROSS STORES INC                                    Common Stock                                               381,752
           AT + T CORP                                        7.3%   15 Nov 2011                                         380,201
           HASBRO INC                                         Common Stock                                               379,782
           IDACORP INC                                        Common Stock                                               377,580
           BOSTON PPTYS INC                                   Common Stock                                               376,200
           TEREX CORP NEW                                     Common Stock                                               375,356
           POLYCommon Stock INC                               Common Stock                                               374,770
           FORD MTR CR MTN BE                                 7.75%   15 Feb 2007                                        374,213
           IDEXX LABS INC                                     Common Stock                                               373,481
           MAXIM INTEGRATED PRODS INC                         Common Stock                                               372,821
           NORTHEAST UTILS                                    Common Stock                                               371,993
           BURLINGTON RES FIN CO                              7.4%   01 Dec 2031                                         371,588
           CALIFORNIA WATER SERVICE GRP                       Common Stock                                               370,800
           LIBERTY PROPERTY                                   SH Ben Int Supp                                            370,140
           TELEDYNE TECHNOLOGIES INC                          Common Stock                                               369,783
           TIFFANY + CO NEW                                   Common Stock                                               368,199
           FEDERAL NATL MTG ASSN REMIC                        7.68%   25 Sep 2007                                        367,896
           ALLIANT CORP                                       Common Stock                                               367,356
           P F CHANGS CHINA BISTRO INC                        Common Stock                                               364,210
           MUELLER INDS INC                                   Common Stock                                               362,425

                                                                          - 36 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           RUDDICK CORP                                       Common Stock                                        $      361,374
           ACCREDO HEALTH INC                                 Common Stock                                               359,285
           FEDERAL NATL MTG ASSN GTD                          0%   25 Jun 2008                                           359,230
           CHASE Common StockL MTG SECS CORP                  6.6%   19 Nov 2007                                         358,744
           CHRISTOPHER + BANKS CORP                           Common Stock                                               357,913
           MCDATA CORPORATION                                 Class A                                                    357,700
           Common StockMERCIAL METALS CO                      Common Stock                                               356,796
           ROCK TENN CO                                       Common Stock Class A                                       355,680
           FORD MTR CR CO                                     7.375%   01 Feb 2011                                       355,248
           LUBRIZOL CORP                                      Common Stock                                               354,409
           LILLY ELI + CO                                     Common Stock                                               353,430
           DELL Common StockPUTER CORP                        Common Stock                                               353,340
           PRINCIPAL FINANCIAL GROUP                          Common Stock                                               352,800
           BED BATH + BEYOND INC                              Common Stock                                               352,560
           METRIS COS INC                                     Common Stock                                               352,227
           FNMA POOL             535979                       6%   01 Dec 2014                                           351,924
           PERRIGO CO                                         Common Stock                                               349,872
           GREATER BAY BANCORP                                Common Stock                                               348,676
           SUMMIT PPTYS INC                                   Common Stock                                               347,778
           UNITED STATES TREAS BDS                            7.875%   15 Feb 2021                                       345,807
           NICOR INC                                          Common Stock                                               345,612
           IVAX CORP                                          Common Stock                                               344,394
           COASTAL CORP                                       7.75%   15 Jun 2010                                        344,092
           TECO ENERGY INC                                    Common Stock                                               343,744
           ANHEUSER BUSCH COS INC                             Common Stock                                               343,596
           HENRY JACK + ASSOC INC                             Common Stock                                               342,888
           BEST BUY CO INC                                    Common Stock STK USD0.10                                   342,608
           MCDONALDS CORP                                     Common Stock                                               341,463
           RETEK INC                                          Common Stock                                               340,518
           MOHAWK INDS INC                                    Common Stock                                               340,256
           RESIDENTIAL FDG MTG SECS I INC                     6.5%   25 Apr 2013                                         339,827
           FULLER H B CO                                      Common Stock                                               339,486
           FIRST AMERICAN CORP                                Common Stock                                               339,194
           ATLANTA GA DOWNTOWN DEV AUTH                       6.875%   01 Feb 2021                                       339,167
           PENN ENGR + MFG CORP                               Common Stock Non Voting                                    338,350
           UNIVERSAL HEALTH SVCS INC                          Class B                                                    337,962
           HARLEYSVILLE GROUP INC                             Common Stock                                               336,849

                                                                          - 37 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           ROHM + HAAS CO                                     Common Stock                                        $      335,911
           EUROPEAN INVEST BK                                 5.625%   24 Jan 2006                                       335,156
           CHESAPEAKE CORP                                    Common Stock                                               333,720
           PENTAIR INC                                        Common Stock                                               332,241
           NORTEL NETWORKS CORP                               Common Stock                                               331,500
           MERCURY INTERACTIVE CORP                           Common Stock                                               329,606
           WILLIAMS COS INC                                   7.75%   15 Jun 2031                                        329,274
           VISTEON CORP                                       Common Stock                                               327,872
           TOSCO CORP                                         7.625%   15 May 2006                                       327,864
           STRYKER CORP                                       Common Stock                                               326,872
           CYTEC INDS INC                                     Common Stock                                               326,700
           LEGG MASON INC                                     Common Stock                                               324,870
           MICROSOFT CORP                                     Common Stock                                               324,625
           NORWEST ASSET SECS CORP                            6.75%   25 Dec 2014                                        322,573
           JLG INDS INC                                       Common Stock                                               321,630
           FORD MTR CR CO                                     7.875%   15 Jun 2010                                       319,505
           MOODYS CORP                                        Common Stock                                               318,880
           DELTA AIRLINES INC DEL PASS                        7.57%   18 Nov 2010                                        317,379
           KROGER CO                                          Common Stock                                               317,224
           FED HM LN PC C29191                                6.5%   01 Jul 2029                                         316,307
           APARTMENT INVT. + MGMT CO                          Class A                                                    315,537
           PMI GROUP INC                                      Common Stock                                               314,947
           LAM RESH CORP                                      Common Stock                                               313,470
           SUN LIFE CDA US CAKP TR I                          8.526%   29 May 2049                                       312,663
           MODINE MFG CO                                      Common Stock                                               312,622
           SYMBOL TECHNOLOGIES INC                            Common Stock                                               310,454
           NORTH FORK BANCORPORATION INC                      Common Stock                                               310,303
           PHARMACIA CORP                                     5.75%   01 Dec 2005                                        310,215
           RADIO ONE INC                                      Class D                                                    309,772
           INVITROGEN CORP                                    Common Stock                                               309,650
           FNMA POOL                                          7%   01 Sep 2031                                           309,349
           AMERICAN TOWER CORP                                Class A                                                    308,722
           ELANTEC SEMICONDUCTOR INC                          Common Stock                                               307,200
           SCIOS INC                                          Common Stock                                               306,633
           VODAFONE AIRTOUCH PLC                              7.75%   15 Feb 2010                                        306,552
           WORLDCommon Stock INC GA NEW                       8.25%   15 May 2031                                        305,785
           FNMA POOL      535095                              6.5%   01 Dec 2014                                         305,452

                                                                          - 38 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           SEARS ROEBUCK ACCEP CORP                           7%   01 Feb 2011                                    $      304,971
           APPLIED MATERIALS INC                              Common Stock                                               304,760
           MELLON FINL CORP                                   Common Stock                                               304,722
           BRUNSWICK CORP                                     Common Stock                                               304,640
           WOLVERINE TUBE INC                                 Common Stock                                               304,180
           VARCO INTL INC DEL                                 Common Stock                                               304,109
           CONOCO FDG CO                                      6.35%   15 Oct 2011                                        303,867
           HANCOCK JOHN GLOBAL FDG II MTN                     7.9%   02 Jul 2010                                         303,782
           GUIDANT CORP                                       Common Stock                                               303,780
           PULTE HOMES INC                                    Common Stock                                               303,488
           AMERICAN NATL INS CO                               Common Stock                                               302,760
           FED HM LN PC          C27874                       7%   01 Jun 2029                                           302,231
           UNITED STATES TREAS NTS                            6.25%   28 Feb 2002                                        302,016
           CITICORP MTG SECS INC                              6.4753%   25 Sep 2014                                      301,981
           PARK PL ENTMT CORP                                 Common Stock                                               301,693
           SBA Common StockMUNCATIONS CORP                    Common Stock                                               299,460
           CHARTER ONE FINL INC                               Common Stock                                               298,514
           FIRSTENERGY CORP                                   Common Stock                                               297,330
           Common StockPUTER ASSOC INTL INC                   Common Stock                                               296,614
           MSC INDL DIRECT INC                                Class A                                                    296,250
           UNITED STATES TRES BD STRP PRN                     0%   15 Aug 2020                                           294,795
           FNMA POOL 479193                                   6%   01 Jan 2029                                           294,606
           LONGS DRUG STORES CORP                             Common Stock                                               294,588
           CYTEC INDS INC                                     Common Stock                                               294,300
           COOPER INDS INC                                    Common Stock                                               293,328
           MENS WEARHOUSE INC                                 Common Stock                                               293,230
           INVITROGEN CORP                                    Common Stock                                               291,071
           ALTERA CORP                                        Common Stock                                               290,714
           DUKE RLTY CORP                                     Common Stock                                               290,403
           CHASE Common StockL MTG SECS CORP                  7.319%   15 Sep 2010                                       289,326
           CHARTER ONE FINL INC                               Common Stock                                               288,985
           Common StockCAST CABLE Common StockMUNICATIONS     8.875%   01 May 2017                                       287,810
           CORPORATE EXECUTIVE BRD CO                         Common Stock                                               286,260
           MENTOR CORP MINN                                   Common Stock                                               285,600
           FURNITURE BRANDS INTL INC                          Common Stock                                               284,978
           VANDERBILT MTG + FIN INC                           7.43%   07 Feb 2012                                        284,908
           CYTYC CORP                                         Common Stock                                               284,490

                                                                          - 39 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           CONOCO INC                                         5.9%   15 Apr 2004                                  $      284,083
           VERISIGN INC                                       Common Stock                                               281,496
           LOCKHEED MARTIN CORP                               8.2%   01 Dec 2009                                         281,440
           REGIONS FINL CORP                                  Common Stock                                               281,436
           EXELON CORP                                        6.75%   01 May 2011                                        280,711
           HELMERICH AND PAYNE INC                            Common Stock                                               280,392
           CONSOLIDATED NAT GAS CO                            6.85%   15 Apr 2011                                        280,019
           BURLINGTON NORTHN SANTA FE CRP                     7.95%   15 Aug 2030                                        280,003
           ALASKA AIR GROUP INC                               Common Stock                                               279,360
           ABM INDS INC                                       Common Stock                                               279,015
           MORGAN STANLEY CAP I INC                           6.53%   15 Mar 2031                                        278,997
           GAP INC                                            Common Stock                                               278,800
           INSIGHT ENTERPRISES INC                            Common Stock                                               278,103
           US FREIGHTWAYS CORP                                Common Stock                                               276,320
           VANDERBILT MTG + FIN INC                           7.175%   07 Jun 2009                                       276,269
           JLG INDS INC                                       Common Stock                                               275,835
           OSHKOSH TRUCK CORP                                 Common Stock                                               275,438
           VIACommon Stock INC                                6.625%   15 May 2011                                       274,957
           AFFILIATED MANAGERS GROUP INC                      Common Stock                                               274,872
           LOCKHEED MARTIN CORP                               7.7%   15 Jun 2008                                         274,043
           CITIZENS BKG CORP MICH                             Common Stock                                               272,904
           FNMA POOL             535978                       5.5%   01 Dec 2014                                         271,927
           PAYCHEX INC                                        Common Stock                                               271,830
           RIVERSTONE NETWORKS INC                            Common Stock                                               270,580
           CERTEGY INC                                        Common Stock                                               270,338
           ALLTRISTA CORP                                     Common Stock                                               270,040
           TRIAD HOSPS INC                                    Common Stock                                               270,020
           WACHOVIA CORP NEW                                  7.45%   15 Jul 2005                                        269,735
           MAXIMUS INC                                        Common Stock                                               269,184
           BJS WHSL CLUB INC                                  Common Stock                                               269,010
           LEAR CORP                                          Common Stock                                               266,980
           PROLOGIS TR                                        SH Ben Int                                                 266,724
           FNMA POOL             253706                       6.5%   01 Apr 2016                                         265,720
           WASHINGTON FED INC                                 Common Stock                                               265,534
           ADVENT SOFTWARE INC                                Common Stock                                               264,735
           FIRST REP BK SAN FRANCISCO CA                      Common Stock                                               264,443
           POTOMAC ELEC PWR CO                                Common Stock                                               264,069

                                                                          - 40 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           AVISTA CORP                                        Common Stock                                        $      263,874
           GENERAL MTRS ACCEP CORP                            8%   01 Nov 2031                                           263,039
           AMERADA HESS CORP                                  5.9%   15 Aug 2006                                         261,929
           WACHOVIA CORP 2ND NEW                              4.95%   01 Nov 2006                                        260,270
           TIME WARNER ENTMT CO L P                           8.375%   15 Jul 2033                                       260,171
           NEW YORK TIMES CO                                  Class A                                                    259,500
           GENERAL MTRS ACCEP CORP                            6.875%   15 Sep 2011                                       259,183
           COPART INC                                         Common Stock                                               258,227
           THE INTERCEPT GROUP INC                            Common Stock                                               257,670
           RELIANT ENERGY INC                                 Common Stock                                               257,244
           FNMA POOL                                          6.5%   01 Sep 2031                                         257,040
           ALEXANDER + BALDWIN INC                            Common Stock                                               256,320
           ABGENIX INC                                        Common Stock                                               255,664
           MOBILE MINI INC                                    Common Stock                                               254,280
           CAREER ED CORP                                     Common Stock                                               253,672
           FNMA POOL 535506                                   6.5%   01 Aug 2030                                         253,446
           CONOCO FDG CO                                      6.35%   15 Oct 2011                                        253,223
           RADIOSHACK CORP                                    Common Stock                                               252,840
           MYRIAD GENETICS INC                                Common Stock                                               252,672
           POST PPTYS INC                                     Common Stock                                               252,121
           BRIGGS + STRATTON CORP                             Common Stock                                               251,930
           LTX CORP                                           Common Stock                                               251,280
           KENNAMETAL INC                                     Common Stock                                               249,674
           TORO CO                                            Common Stock                                               247,500
           KELLY SVCS INC                                     Class A                                                    247,357
           ANIXTER INTL INC                                   Common Stock                                               246,585
           GENERAL GROWTH PPTYS INC                           Common Stock                                               244,440
           VALERO ENERGY CORP                                 Common Stock                                               243,968
           CAPCO AMER SECURITIZATION CORP                     6.26%   15 Sep 2008                                        243,713
           SIMON PPTY GROUP INC NEW                           Common Stock                                               243,439
           ULTRAMAR DIAMOND SHAMROCK                          Common Stock                                               242,452
           MAY DEPT STORES CO                                 Common Stock                                               240,370
           IMPATH INC                                         Common Stock                                               240,354
           SUN MICROSYSTEMS INC                               Common Stock                                               239,850
           FOOT LOCKER INC                                    Common Stock                                               236,315
           TEXACO CAP INC                                     9.75%   15 Mar 2020                                        236,184
           FNMA POOL                                          6.5%   01 Nov 2031                                         235,535

                                                                          - 41 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           WILLIAMS SONOMA INC                                Common Stock                                        $      231,660
           DTE ENERGY CO                                      6.45%   01 Jun 2006                                        230,751
           SPRINT CAP CORP                                    5.875%   01 May 2004                                       230,343
           JDS UNIPHASE CORP                                  Common Stock                                               230,020
           NABORS INDUSTRIES INC                              Common Stock                                               230,011
           COGNIZANT TECHNOLOGY SOLUTIONS                     Class A                                                    229,488
           FNMA POOL 303975                                   10%   01 Nov 2018                                          227,342
           BRIGHT HORIZONS FAMILY SOLUT                       Common Stock                                               226,719
           MEDICIS PHARMACEUTICAL CORP                        Class A NEW                                                226,065
           PROTECTIVE LIFE CORP                               Common Stock                                               225,654
           VODAFONE AIRTOUCH PLC                              7.875%   15 Feb 2030                                       225,636
           VARIAN INC                                         Common Stock                                               223,836
           ROCKWELL INTL CORP NEW                             Common Stock                                               223,250
           GENERAL MTRS ACCEP CORP                            6.75%   15 Jan 2006                                        222,823
           RETEK INC                                          Common Stock                                               221,038
           FNMA POOL                                          6.5%   01 Aug 2016                                         219,973
           STRIDE RITE CORP                                   Common Stock                                               218,770
           LOCKHEED MARTIN CORP                               7.75%   01 May 2026                                        218,000
           LIBERTY PROPERTY                                   SH Ben Int Supp                                            217,905
           TETRA TECH INC NEW                                 Common Stock                                               217,641
           VALERO ENERGY CORP                                 Common Stock                                               217,284
           MONSANTO CO NEW                                    Common Stock                                               216,320
           LEHMAN BROS HLDGS INC                              6.25%   15 May 2006                                        215,309
           WILMINGTON TR CORP                                 Common Stock                                               215,254
           CITIGROUP INC                                      7.25%   01 Oct 2010                                        214,526
           UNITED TECHNOLOGIES CORP                           7.125%   15 Nov 2010                                       214,410
           SCANSOURCE INC                                     Common Stock                                               214,200
           EQUITY RESIDENTIAL PPTYS TR                        SH Ben Int                                                 212,454
           ALBANY MOLECULAR RESH INC                          Common Stock                                               211,920
           SPRINT CORP                                        Common Stock                                               210,840
           ILLINOIS TOOL WKS INC                              Common Stock                                               209,932
           DUKE ENERGY FIELD SVCS LLC                         7.875%   16 Aug 2010                                       209,302
           KNIGHT RIDDER INC                                  Common Stock                                               207,776
           KELLOGG CO                                         Common Stock                                               207,690
           BURLINGTON NORTHN SANTA FE COR                     6.375%   15 Dec 2005                                       206,390
           AAR CORP                                           Common Stock                                               206,329
           AUTOMATIC DATA PROCESSING INC                      Common Stock                                               206,150

                                                                          - 42 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           LEGG MASON INC                                     Common Stock                                        $      204,918
           UNITED RENTALS INC                                 Common Stock                                               204,300
           FMC CORP                                           Common Stock                                               202,300
           POGO PRODUCING CO                                  Common Stock                                               202,279
           USX MARATHON GROUP                                 9.375%   15 Feb 2012                                       201,868
           AMR CORP DEL                                       Common Stock                                               201,747
           VERTEX PHARMACEUTICALS INC                         Common Stock                                               201,638
           JDS UNIPHASE CORP                                  Common Stock                                               200,508
           Common StockMERCIAL FED CORP                       Common Stock                                               199,750
           HARMAN INTL INDS INC NEW                           Common Stock                                               198,440
           FIRST HORIZON PHARMACEUTICAL                       Common Stock                                               198,383
           MANHATTAN ASSOCS INC                               Common Stock                                               198,220
           ONEIDA LTD                                         Common Stock                                               198,135
           EMULEX CORP                                        Common Stock                                               197,550
           KENNAMETAL INC                                     Common Stock                                               197,323
           ACE LTD                                            Common Stock                                               196,735
           CALIFORNIA PIZZA KITCHEN INC                       Common Stock                                               195,525
           CAMINUS CORP                                       Common Stock                                               195,500
           CIMA LABS INC                                      Common Stock                                               195,210
           INTL BK FOR RECON + DEV                            7%   27 Jan 2005                                           194,945
           STERICYCLE INC                                     Common Stock                                               194,816
           MERCK + CO INC                                     Common Stock                                               194,040
           MENTOR GRAPHICS CORP                               Common Stock                                               193,274
           TOLL BROS INC                                      Common Stock                                               193,160
           FED HM LN PC          C47872                       6.5%   01 Feb 2031                                         193,134
*          NORTHROP GRUMMAN CORP                              Cash Account                                               192,587
           AMERADA HESS CORP                                  7.875%   01 Oct 2029                                       190,535
           MICROMUSE INC                                      Common Stock                                               190,500
           FEDERAL HOME LN MTG PC GTD                         9%   15 Jun 2020                                           190,301
           ALCOA INC                                          6.5%   01 Jun 2011                                         190,112
           ADVENT SOFTWARE INC                                Common Stock                                               189,810
           PINNACLE ENTMT INC                                 Common Stock                                               189,342
           OCCIDENTAL PETE CORP                               5.875%   15 Jan 2007                                       188,680
           HARTFORD FINANCIAL SVCS GRP                        Common Stock                                               188,490
           BEAR STEARNS COS INC                               6.5%   01 May 2006                                         186,878
           TOLLGRADE Common StockMUNICATIONS INC              Common Stock                                               186,760
           UNILEVER CAPITAL CORP                              6.875%   01 Nov 2005                                       186,512

                                                                          - 43 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           ROHM + HAAS CO                                     6.95%   15 Jul 2004                                 $      184,049
           HOT TOPIC INC                                      Common Stock                                               182,062
           INVESTMENT TECHNOLOGY GROUP                        Common Stock                                               181,676
           ROYAL CARIBBEAN CRUISES LTD                        Shares                                                     181,440
           CONCURRENT Common StockPUTER CORP                  Common Stock                                               179,685
           BELLSOUTH CAP FDG CORP                             6.04%   15 Nov 2026                                        179,522
           DOMINION RES INC VA NEW                            6%   31 Jan 2003                                           179,254
           CARRAMERICA RLTY CORP                              Common Stock                                               177,590
           BEA SYS INC                                        Common Stock                                               177,100
           RAYONIER INC                                       Common Stock                                               176,645
           CHEESECAKE FACTORY                                 Common Stock                                               175,832
           UNION OIL CO CA                                    7%   01 May 2028                                           175,631
           WEYERHAEUSER CO                                    6%   01 Aug 2006                                           175,455
           EXAR CORP                                          Common Stock                                               175,140
           ASTORIA FINL CORP                                  Common Stock                                               174,636
           EDUCATION MGMT CORP                                Common Stock                                               174,000
           ROUSE CO                                           Common Stock                                               172,811
           RIVERSTONE NETWORKS INC                            Common Stock                                               172,640
           99 CENTS ONLY STORES                               Common Stock                                               171,450
           ZOLL MED CORP                                      Common Stock                                               171,336
           PROGRESS ENERGY INC                                7%   30 Oct 2031                                           171,229
           AFFYMETRIX INC                                     OC Cap Stock                                               169,875
           SOUTHWEST AIRLS CO                                 Common Stock                                               168,168
           VERIZON PA IN                                      5.65%   15 Nov 2011                                        168,103
           ALPHA INDS INC                                     Common Stock                                               167,860
           GNMA POOL             535399                       7.5%   15 Nov 2030                                         167,560
           LIFEPOINT HOSPS INC                                Common Stock                                               166,796
           JUNIPER NETWORKS INC                               Common Stock                                               166,760
           HISPANIC BROADCASTING CORP                         Common Stock                                               165,750
           ARCHSTONE SMITH TR                                 Common Stock                                               165,690
           AVALONBAY CMNTYS INC                               Common Stock                                               165,585
           GENESIS MICROCHIP INC                              Common Stock                                               165,300
           FIRSTMERIT CORP                                    Common Stock                                               165,249
           ASSOCIATES CORP NORTH AMER                         6.95%   01 Nov 2018                                        165,206
           GENERAL MTRS CORP NEW                              Class H                                                    162,195
           INTERNATIONAL PAPER CO                             8.125%   08 Jul 2005                                       161,264
           VIACommon Stock INC                                7.75%   01 Jun 2005                                        160,911

                                                                          - 44 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           EBAY INC                                           Common Stock                                        $      160,560
           UNION PAC CORP                                     Common Stock                                               159,600
           TETRA TECH INC NEW                                 Common Stock                                               159,280
           NOBLE AFFILIATES INC                               Common Stock                                               158,805
           ROPER INDS                                         Common Stock                                               158,400
           AMERICAN HEALTHCORP INC                            Common Stock                                               158,103
           RLI CORP                                           Common Stock                                               157,500
           FEDERAL HOME LN MTG CORP                           6.875%   15 Sep 2010                                       156,487
           PROGRESS ENERGY INC                                200%   01 Mar 2006                                         155,895
           WAL MART STORES INC                                Common Stock                                               155,385
           FLEETWOOD ENTERPRISES INC                          Common Stock                                               155,221
           RUSSELL CORP                                       Common Stock                                               154,603
           LUBRIZOL CORP                                      Common Stock                                               154,396
           SIEBEL SYS INC                                     Common Stock                                               153,890
           TYCO INTL GROUP SA                                 6.375%   15 Feb 2006                                       152,924
           UNITED TECHNOLOGIES CORP                           6.35%   01 Mar 2011                                        152,487
           WASTE CONNECTIONS INC                              Common Stock                                               151,851
           AVALONBAY CMNTYS INC                               Common Stock                                               151,392
           U S WEST CAP FDG INC                               6.375%   15 Jul 2008                                       151,066
           HARTFORD FINANCIAL SVCS GRP                        Common Stock                                               150,792
           RETEK INC                                          Common Stock                                               149,350
           HONEYWELL INTL INC                                 5.125%   01 Nov 2006                                       148,620
           TOO INC                                            Common Stock                                               148,500
           NATIONAL OILWELL INC                               Common Stock                                               148,392
           INTERFACE INC                                      Class A                                                    147,543
           COGNEX CORP                                        Common Stock                                               145,977
           DIANON SYS INC                                     Common Stock                                               145,920
           WEYERHAEUSER CO                                    5.95%   01 Nov 2008                                        145,302
           IOMEGA CORP                                        Common Stock NEW                                           145,290
           FED HM LN PC          C50729                       6.5%   01 May 2031                                         144,813
           FED HM LN PC          C50537                       6.5%   01 Apr 2031                                         144,502
           LINCOLN ELEC HLDGS INC                             Common Stock                                               144,196
           TIME WARNER INC                                    7.25%   15 Oct 2017                                        142,954
           PRUDENTIAL FINL INC                                Common Stock                                               142,717
           RF MICRO DEVICES INC                               Common Stock                                               142,302
           FED HM LN PC          C01172                       6.5%   01 May 2031                                         141,892
           AVOCENT CORP                                       Common Stock                                               141,281

                                                                          - 45 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           FNMA POOL                                          6.5%   01 Sep 2031                                  $      141,273
           WEBSENSE INC                                       Common Stock                                               141,108
           CIVIC BANCORP                                      Common Stock                                               140,984
           EXTREME NETWORKS INC                               Common Stock                                               140,610
           LYONDELL CHEMICAL CO                               Common Stock                                               140,434
           CHASE MANHATTAN CORP NEW                           7%   15 Nov 2009                                           140,428
           ASPEN TECHNOLOGY INC                               Common Stock                                               139,440
           CONSOLIDATED NAT GAS CO                            5.375%   01 Nov 2006                                       137,831
           UNITED STATES TREAS NTS                            5.75%   15 Nov 2005                                        137,292
           INTEGRA LIFESCIENCES CORP NEW                      Common Stock                                               136,968
           SCHULER HOMES INC                                  Common Stock                                               136,965
           LTX CORP                                           Common Stock                                               136,110
           WILLAMETTE INDS INC                                Common Stock                                               135,512
           PROGRESS ENERGY INC                                7.1%   01 Mar 2011                                         134,932
           MANUGISTICS GROUP INC                              Common Stock                                               134,912
           DOW CHEM CO                                        5.75%   15 Dec 2008                                        134,815
           POWERWAVE TECHNOLOGIES INC                         Common Stock                                               134,784
           DOCUMENTUM INC                                     Common Stock                                               134,664
           NEUROCRINE BIOSCIENCES INC                         Common Stock                                               133,406
           EFUNDS CORP                                        Common Stock                                               133,375
           COSTCO WHSL CORP NEW                               Common Stock                                               133,140
           COOPER TIRE + RUBR CO                              Common Stock                                               132,468
           UNITED STATES TRES BD STRP PRN                     0%   15 May 2018                                           131,422
           CENTRAL VT PUBLIC SERVICE                          Common Stock                                               131,095
           DEUTSCHE TELEKOM INTL                              8%   15 Jun 2010                                           130,812
           MICROSEMI CORP                                     Common Stock                                               130,680
           NORFOLK SOUTHN CORP                                7.05%   01 May 2037                                        130,440
           FED HOME LN PC        E00954                       6%   01 Jan 2016                                           129,857
*          NORTHROP GRUMMAN CORP                              Cash Account                                               129,332
           INSTINET GROUP INC                                 Common Stock                                               127,635
           FLORIDA PWR + LT CO                                6.875%   01 Dec 2005                                       126,682
           READ RITE CORP                                     Common Stock                                               125,590
           GATX                                               Common Stock                                               123,576
           ANAREN MICROWAVE INC                               Common Stock                                               122,972
           UNITED TECHNOLOGIES CORP                           4.875%   01 Nov 2006                                       122,756
           DETROIT EDISON CO                                  6.125%   01 Oct 2010                                       122,365
           DORAL FINL CORP                                    Common Stock                                               121,719

                                                                          - 46 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           PROTEIN DESIGN LABS INC                            Common Stock                                        $      121,360
           KRAFT FOODS INC                                    5.625%   01 Nov 2011                                       121,199
           ALLIANCE DATA SYSTEMS CORP                         Common Stock                                               120,645
           HEXCEL CORP NEW                                    Common Stock                                               120,120
           FNMA POOL             576129                       6.5%   01 Jun 2016                                         119,721
           CEC ENTMT INC                                      Common Stock                                               119,323
           EXPEDIA INC                                        Class A                                                    117,769
           BEAR STEARNS COS INC                               Common Stock                                               117,280
           UNITED STATES TRES BD STRP PRN                     0%   15 May 2020                                           116,389
           PRECISION CASTPARTS CORP                           Common Stock                                               115,825
           EASTGROUP PPTYS INC                                Common Stock                                               115,350
           AT + T CORP                                        8%   15 Nov 2031                                           115,072
           HILTON HOTELS CORP                                 Common Stock                                               114,660
           RELIANCE STL + ALUM CO                             Common Stock                                               114,188
           MOBILE MINI INC                                    Common Stock                                               113,448
           PERICommon Stock SEMICONDUCTOR CORP                Common Stock                                               113,100
           FINISAR CORP                                       Common Stock                                               112,887
           CONCURRENT Common StockPUTER CORP                  Common Stock NEW                                           112,860
           ARVINMERITOR INC                                   Common Stock                                               111,948
           MCAFEE Common Stock CORP                           Class A                                                    111,903
           MKS INSTRS INC                                     Common Stock                                               110,823
           DRS TECHNOLOGIES INC                               Common Stock                                               110,515
           CYMER INC                                          Common Stock                                               109,593
           CSG SYS INTL INC                                   Common Stock                                               109,215
           STUDENT LN MARKETING ASSN MTN                      9.4%   31 May 2002                                         108,051
           CONTINENTAL AIRLS PASS THRU                        6.503%   15 Jun 2011                                       107,643
           FED HM LN PC          C49580                       7%   01 Mar 2031                                           107,468
           WEBSENSE INC                                       Common Stock                                               105,831
           INDYMAC BANCORP INC                                Common Stock                                               105,210
           CATAPULT Common StockMUNICATIONS CORP              Common Stock                                               104,240
           GENERAL MTRS ACCEP CORP                            7.75%   19 Jan 2010                                        104,239
           VERIZON NEW ENG INC                                6.5%   15 Sep 2011                                         101,701
           CHOICEPOINT INC                                    Common Stock                                               101,380
           KING PHARMACEUTICALS INC                           Common Stock                                               101,112
           HENRY JACK + ASSOC INC                             Common Stock                                               100,464
           INTERPUBLIC GROUP COS INC                          Common Stock                                               100,436
           KEY PRODTN INC                                     Common Stock                                               100,300

                                                                          - 47 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           VERIZON GLOBAL FDG CORP                            6.75%   01 Dec 2005                                 $      100,172
           FORD MTR CR CO                                     6.875%   01 Feb 2006                                        99,965
           BANCORPSOUTH INC                                   Common Stock                                                99,600
           BED BATH + BEYOND INC                              Common Stock                                                98,310
           A T + T WIRELESS SVCS INC                          Common Stock                                                97,716
           U S DEPT VETERAN AFFAIRS REMIC                     0.8915%   15 Sep 2022                                       97,680
           ASTROPOWER INC                                     Common Stock                                                97,032
           NETEGRITY INC                                      Common Stock                                                96,800
           FINISAR CORP                                       Common Stock                                                96,615
           SURMODICS INC                                      Common Stock                                                94,796
           FED HM LN PC          G10777                       9%   01 Jun 2010                                            94,541
           ARQULE INC                                         Common Stock                                                93,500
           HANOVER Common StockPRESSOR CO                     Common Stock                                                93,462
           KELLOGG CO                                         6%   01 Apr 2006                                            92,484
           MILLENNIUM CHEMICALS INC                           Common Stock                                                91,980
           HOST MARRIOTT CORP NEW                             Common Stock                                                91,800
           GNMA POOL             472939                       6.5%   15 May 2029                                          91,338
           QWEST CAP FDG INC                                  7%   03 Aug 2009                                            91,286
           SKILLSOFT CORP                                     Common Stock                                                90,720
           QUANEX CORP                                        Common Stock                                                90,560
           CHECKFREE CORP NEW                                 Common Stock                                                90,000
           INTERNET SEC SYS INC                               Common Stock                                                89,768
           NEWPORT CORP                                       Common Stock                                                88,688
           RPM INC OHIO                                       Common Stock                                                88,206
           AXT INC                                            Common Stock                                                88,023
           DOMINION RES INC VA                                8.125%   15 Jun 2010                                        87,577
           FIRST UN CORP                                      7.7%   15 Feb 2005                                          86,589
           SARA LEE CORP                                      6.25%   15 Sep 2011                                         86,341
           DEVRY INC DEL                                      Common Stock                                                85,350
           LATTICE SEMICONDUCTOR CORP                         Common Stock                                                84,337
           BORG WARNER AUTOMOTIVE INC                         Common Stock                                                83,600
           TIME WARNER INC                                    9.125%   15 Jan 2013                                        82,839
           SONIC CORP                                         Common Stock                                                82,800
           ENDOCARE INC                                       Common Stock                                                82,478
           POWER INTEGRATIONS                                 Common Stock                                                82,224
           ENTERASYS NETWORKS INC                             Common Stock                                                81,420
           RFS HOTEL INVS INC                                 Common Stock                                                80,798

                                                                          - 48 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           PDI INC                                            Common Stock                                        $       80,352
           WOLVERINE WORLD WIDE INC                           Common Stock                                                79,765
           AMERADA HESS CORP                                  7.3%   15 Aug 2031                                          79,272
           WORLDCommon Stock INC GA NEW                       Common Stock                                                78,740
           METRO ONE TELECommon StockM INC                    Common Stock                                                78,650
           PC CONNECTION INC                                  Common Stock                                                78,599
           INTEGRATED SILICON SOLUTION                        Common Stock                                                77,112
           FLORIDA PWR CORP                                   6.65%   15 Jul 2011                                         76,155
           MERRILL LYNCH MTG INVS INC                         1.1605%   15 Jun 2021                                       75,274
           MORGAN GUARANTY TRUST CO OF NY                     Liquidity Fund                                              75,232
           PLEXUS CORP                                        Common Stock                                                74,368
           K N ENERGY INC                                     7.25%   01 Mar 2028                                         74,090
           AOL TIME WARNER INC                                7.625%   15 Apr 2031                                        74,080
           GENTA INC NEW                                      Common Stock                                                73,996
           MOLECULAR DEVICES CORP                             Common Stock                                                73,045
           INTRADO INC                                        Common Stock                                                72,360
           UNITED STATES TREAS NTS                            5.25%   14 May 2004                                         71,793
           DOW CHEM CO                                        Common Stock                                                71,698
           CURTISS WRIGHT CORP                                Common Stock                                                71,625
           MERCURY INTERACTIVE CORP                           Common Stock                                                71,358
           SANDISK CORP                                       Common Stock                                                70,560
           FAIR ISSAC + CO INC                                Common Stock                                                69,322
           QUANTUM CORP                                       DSSG Common Stock                                           68,950
           POPULAR NORTH AMER INC                             6.125%   15 Oct 2006                                        68,582
           ANADARKO FIN CO                                    7.5%   01 May 2031                                          67,562
           JACKSON NATL LIFE INS CO                           8.15%   15 Mar 2027                                         64,148
           TRANSOCEAN SEDCO FOREX INC                         7.5%   15 Apr 2031                                          64,043
           CITRIX SYS INC                                     Common Stock                                                63,448
           UNILAB CORP NEW                                    Common Stock NEW                                            60,240
           VERISIGN INC                                       Common Stock                                                60,141
           INTERNATIONAL BUSINESS MACHS                       5.375%   01 Feb 2009                                        58,565
           CONSOLIDATED EDISON INC                            Common Stock                                                56,504
           MAPINFO CORP                                       Common Stock                                                56,484
           ARDEN RLTY INC                                     Common Stock                                                55,650
           FNMA POOL                                          6.5%   01 Sep 2031                                          54,440
           FNMA POOL             393419                       7%   01 Aug 2012                                            52,191
           MARTIN MARIETTA CORP                               6.5%   15 Apr 2003                                          51,601

                                                                          - 49 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           CHOLESTECH CORP                                    Common Stock                                        $       51,506
           FNMA POOL                                          6.5%   01 Oct 2031                                          47,950
           HERSHEY FOODS CORP                                 Common Stock                                                47,390
           ALLEGIANCE TELECommon Stock INC                    Common Stock                                                47,253
           TXU CORP                                           Common Stock                                                47,150
           U S DEPT VETERAN AFFAIRS REMIC                     0.28602%   15 Sep 2024                                      47,118
           FNMA POOL 503223                                   6.5%   01 Jul 2029                                          46,477
           FORD MTR CO DEL                                    7.45%   16 Jul 2031                                         45,877
           POWER ONE INC                                      Common Stock                                                45,804
           TYCO INTL GROUP                                    6.375%   15 Jun 2005                                        45,680
           VENDEE MTG TR                                      0.42857%   15 Feb 2026                                      44,923
           TRIQUINT SEMICONDUCTOR INC                         Common Stock                                                44,136
           GNMA POOL             532705                       7.5%   15 Jul 2030                                          41,835
           FIRST USA CR CARD TMASTER TR                       2.4125%   15 Oct 2003                                       41,669
           Common StockERICA INC                              Common Stock                                                40,110
           QUANTA SERVICES INC                                Common Stock                                                39,347
           CRESCENT REAL ESTATE EQUITIES                      Common Stock                                                38,031
           INTEL CORP                                         Common Stock                                                37,740
           ALBERTSONS INC                                     Common Stock                                                34,639
           JUNIPER NETWORKS INC                               Common Stock                                                32,215
           CINCINNATI FINL CORP                               Common Stock                                                30,520
           FED HM LN PC          E82547                       6%   01 Feb 2016                                            28,135
           OSPREY TR OSPREY I INC                             7.797%   15 Jan 2003                                        25,000
           ACTUATE CORP                                       Common Stock                                                23,188
           NEXTEL Common StockMUNICATIONS INC                 Class A                                                     23,016
           GNMA POOL             514277                       6.5%   15 Jul 2029                                          22,807
           HUNTINGTON BANCSHARES INC                          Common Stock                                                22,347
           PEREGRINE SYS INC                                  Common Stock                                                22,245
           U S DEPT VETERANS AFFAIRS GTD                      0.0694%   15 Jun 2026                                       21,067
           FEDERATED INVS INC PA                              Class B                                                     19,128
           ATMEL CORP                                         Common Stock                                                18,425
           CIENA CORP                                         Common Stock                                                15,741
           FNMA POOL 390375                                   7%   01 Jul 2012                                            15,137
           U S DEPT VETERAN AFFAIRS REMIC                     0.05123%   15 Jun 2024                                      14,575
           PFIZER INC                                         Common Stock                                                11,955
           U S DEPT VETERAN AFFAIRS REMIC                     0.25654%   15 Sep 2024                                       7,143
           UNITED STATES TREAS BDS                            8.75%   15 Aug 2020                                          6,708

                                                                          - 50 -

NORTHROP GRUMMAN SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
(a)                               (b)                                                (c)                               (e)
                     Identity of Issue, Borrower,
                         Lessor or Similar Party                          Description of Investment                Current Value
           GNMA POOL             780191                       7.5%   15 Jul 2025                                  $        5,395
           RESIDENTIAL FDG MTG SECS II                        1%   20 Sep 2022                                             5,145
           HOSPITALITY PPTYS TR                               Common Stock                                                 2,950
           GLOBESPAN VIRATA INC                               Common Stock                                                 2,590
           DISNEY WALT CO                                     Common Stock                                                 2,072
           FED HM LN PC          E82449                       5.5%   01 Feb 2016                                             491
                                                                                                                  --------------
                                                                                                                  $4,756,707,724
                                                                                                                  ==============

                                                                       Exhibit 1
                                                                       ---------








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement (No. 33-59853) of Northrop Grumman Corporation on Form S-8 of our report dated June 24, 2002, appearing in this annual report on Form 11-K of the Northrop Grumman Savings and Investment Plan for the year ended December 31, 2001.



/s/ Deloitte & Touche LLP
--------------------------

Los Angeles, California
June 24, 2002